EXHIBIT 10.11

MANAGEMENT AGREEMENT

Between

JUSTICE INVESTORS,
as Owner

And

PRISM HOSPITALITY, L.P., a
Texas limited partnership,
as Operator

FOR

THE HOTEL LOCATED AT 750 KEARNY STREET,
SAN FRANCISCO, CALIFORNIA, currently known as the HILTON SAN FRANCISCO
FINANCIAL DISTRICT

DATED: As of February 2, 2007

ARTICLE 1	DEFINITIONS, TERMS AND REFERENCES	1

1.1	Definitions	1
1.2	Terminology	12
1.3	Exhibits	13

ARTICLE 2	MANAGEMENT OF HOTEL	13

2.1	Agent/Fiduciary	13
2.2	Hotel Operations	13
2.3	Limitations on Operator’s Authority	15
2.4	Role of Owner	17

ARTICLE 3	TERM	17

3.1	Original Term	17
3.2	Option of Owner to Extend	18
3.3	Meaning of Term	18
3.4	Early Termination	18
3.5	Transition Provisions	18
3.6	Takeover Expenses	19
3.7	Vacation by Operator at the End of the Term	19

ARTICLE 4	USE AND OPERATION OF THE HOTEL	19

4.1	Employment	19
4.2	Executive Staff	20
4.3	Subsequent Employment of Employees	20
4.4	Legal Proceedings	21
4.5	Annual Financial Plan	21
4.6	Competitive Bidding	24
4.7	Hotel to Benefit from Operator Expertise	25
4.8	Emergencies	25
4.9	Compliance with Government Rules and Regulations, including Environmental Laws	25
4.10	Owner’s Performance of Operator’s Obligations	26
4.11	Owner’s Right to Reserve Rooms and Facilities; Meals for Owner Personnel	26
4.12	Credit and Pricing Policies	27
4.13	Owner’s Right to Access	27
4.14	Parking	27
4.15	Travel Expenses	27
4.16	Name of Hotel	27
4.17	Storage Space	27

ARTICLE 5	RELATIONSHIP OF THE PARTIES	27

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ARTICLE 6	ADVERTISING	28

ARTICLE 7	RESERVE	28

7.1	Reserve	28
7.2	Transfer to Reserve	28
7.3	Annual Adjustment	28
7.4	Maintenance of Reserve	28
7.5	Accumulation of Reserve	29
7.6	Final Remittance	29

ARTICLE 8	REPAIRS AND MAINTENANCE AND CAPITAL IMPROVEMENTS	29

8.1	Repairs and Maintenance	29
8.2	Capital Improvements	29
8.3	Service Contracts	30
8.4	Liens	30
8.5	Notice of Unavoidable Interruptions	30

ARTICLE 9	WORKING CAPITAL AND BANK ACCOUNTS, DISTRIBUTION OF NET OPERATING INCOME	30

9.1	Working Capital	30
9.2	Operating Account	31
9.3	Distribution of Net Operating Income	32
9.4	Final Remittance	32
9.5	Lender Requirements	32

ARTICLE 10	BOOKS, RECORDS AND STATEMENTS	32

10.1	Books and Records	32
10.2	Financial Reports	33
10.3	Audits by Owner	33

ARTICLE 11	OPERATOR’S MANAGEMENT FEES	34

ARTICLE 12	INSURANCE	35

12.1	Insurance	35
12.2	Modification of Insurance	36
12.3	Subcontractor’s Insurance	37
12.4	Form of Policies	38
12.5	Certificates	38
12.6	Waiver of Subrogation	38
12.7	Lender Requirements	38

ARTICLE 13	REAL AND PERSONAL PROPERTY TAXES; UTILITIES	39

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13.1	Taxes	39
13.2	Utilities, Etc.	39

ARTICLE 14	OPERATOR SYSTEM SERVICES	39

14.1	Operator System Services	39
14.2	Operator System Service Costs	39

ARTICLE 15	DAMAGE OR DESTRUCTION; CONDEMNATION	40

15.1	Damage or Destruction	40
15.2	Condemnation	40

ARTICLE 16	TERMINATION	40

16.1	Termination by Owner	40
16.2	Termination by Operator Based upon a Sale of the Hotel	41

ARTICLE 17	RIGHTS AND OBLIGATIONS FOLLOWING TERMINATION	41

17.1	Rights and Obligations Following Termination	41
17.2	Bookings Beyond Expiration of Term	42

ARTICLE 18	EVENTS OF DEFAULT	42

18.1	Operator Defaults	42
18.2	Owner Defaults	44

ARTICLE 19	TERMINATION UPON EVENT OF DEFAULT; OTHER REMEDIES	45

ARTICLE 20	NOTICES	45

ARTICLE 21	ASSIGNMENT	46

21.1	Assignment by Operator	46
21.2	Assignment by Owner	47

ARTICLE 22	INDEMNITY	47

22.1	By Operator	47
22.2	By Owner	47
22.3	Survival	49

ARTICLE 23	NO REPRESENTATIONS AS TO INCOME OR FINANCIAL SUCCESS OF HOTEL	49

ARTICLE 24	REPRESENTATIONS OF OPERATOR	49

ARTICLE 25	REPRESENTATIONS OF OWNER	49

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ARTICLE 26	ARBITRATION	50

26.1	Disputes to be Resolved by Arbitration	50
26.2	Procedural Matters	50

ARTICLE 27	TERMINATION OF THE FRANCHISE AGREEMENT	51

ARTICLE 28	NON-COMPETITION	51

28.1	Geographic Limitation.	51
28.2	Exhibit Halls, Convention Center	51

ARTICLE 29	EXCULPATION	52

29.1	Limitation on Recourse.	52
29.2	Limitations on Funding Commitment	52

ARTICLE 30	MORTGAGES	53

30.1	Right to Mortgage	53
30.2	Notice of Mortgage	53
30.3	Modifications Required by Mortgagee	53
30.4	Mortgagee Requirements	53
30.5	Mortgagee Information Requests	54

ARTICLE 31	MISCELLANEOUS	54

31.1	Disputes	54
31.2	Further Assurances	54
31.3	Waiver	54
31.4	Successors and Assigns	54
31.5	Governing Law	54
31.6	Amendments	54
31.7	Estoppel Certificates	54
31.8	Effect of Approval of Plans and Specifications	55
31.9	Consent and Approval	55
31.10	Partial Invalidity	55
31.11	Entire Agreement	55
31.12	Time is of the Essence	55
31.13	Interpretation	55
31.14	Counterparts	56
31.15	Interest	56
31.16	Modifications Required by Franchisor	56

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Exhibits:

A.	Major Account Categories

B.	Description of Property

C	Financial Reports

D	Geographic Zone

E.	Budget of Takeover Expenses

F.	Annual Financial Plan Contents

G.	Accounting Policies for Capital Expenses

H.	Description of Storage Spaces

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MANAGEMENT AGREEMENT

This Management Agreement made as of February 2, 2007 between JUSTICE INVESTORS, a California limited partnership (“Owner”), and PRISM HOSPITALITY, L.P., a Texas limited partnership (“Operator”).

WITNES SETH:

WHEREAS, certain capitalized terms used in this Agreement are defined inArticle 1; and

WHEREAS, Owner owns the property located at 750 Kearny Street, San Francisco, CA, currently known as the Hilton San Francisco Financial District, containing a total of approximately 549 guest rooms. The Hotel does not include the Chinese Cultural Center premises, TruSpa premises, gift shop premises and the parking garage that are located in the same structure or on the same property as the Hotel; and

WHEREAS, the Hotel is currently managed for Owner by another operator, but Owner has the right to terminate its management agreement with the current operator at any time without cause upon 60 days notice; and

WHEREAS, Owner desires to have the Hotel managed by Operator as an agent of Owner pursuant to the First Class Hotel Standard commencing upon the termination of the existing management agreement; and

WHEREAS, Operator is experienced in the management and operation of hotels directly and through affiliated entities; and

WHEREAS, Owner and Operator desire to enter into this Agreement respecting the operation of the Hotel from and after the Transition Date in accordance with the terms and conditions and subject to the limitations contained in this Agreement.

NOW, THEREFORE, Owner and Operator covenant and agree as follows:

ARTICLE 1   DEFINITIONS, TERMS AND REFERENCES

1.1           Definitions. In this Agreement and any Exhibits, the following terms shallhave the following meanings:

“Account Category” shall include the major account categories set forth in Exhibit A attached hereto and made a part hereof as well as other major account categories, which are applicable to the Hotel consistent with the Statement of Income as defined by the Uniform System of Accounts or otherwise approved by Owner.

“Accounting Period” shall mean each month (whether of 28, 29, 30 or 31 days) during each Fiscal Year.

“Accounting Period Report” shall mean a report pursuant to Section 10.2 hereof for each Accounting Period.

“Affiliate” An “Affiliate” of a person means any person which, directly or indirectly, controls, is controlled by or is under common control with, such person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise, including, without limitation, control exists when a person is a managing member, managing partner, trustee, president and/or chief executive officer of a person and/or of an Affiliate of such person. A “person” shall mean an individual, corporation, partnership, limited liability company, limited partnership and/or trust. A natural person is an Affiliate to another natural person if he or she is a spouse, parent or lineal descendent of the other person.

“Agreement” shall mean this Management Agreement, as it may be amended or supplemented from time to time.

“Annual Financial Plan” (“AFP”) shall mean the Annual Financial Plan for a Fiscal Year which shall consist of the Annual Operating Budget, the Capital Budget, the Marketing Plan and the Management Plan and any other material included therein by Operator or Owner as provided in Section 4.5, and which has been approved by Owner.

“Annual Operating Budget” shall mean schedules containing the annual operating projection for the Hotel and prepared and submitted by Operator to Owner in each Fiscal Year pursuant to Section 4.5(b).

“Approved Capital Budget” shall have the meaning set forth in Section 4.5(d).

“Building and Appurtenances” shall mean (a) the approximately 565 guest room hotel building on the Property, and (b) landscaping and other related facilities, together with all installations for the operation of the building for hotel purposes including, without limitation, any swimming pools, walkways, heating, lighting, sanitation equipment, air conditioning, laundry facilities, refrigeration, built-in kitchen equipment, and elevators.

“Capital Budget” shall mean schedules containing Operator’s proposed estimate of FF&E and Capital Improvements submitted to Owner each Fiscal Year pursuant to Section 4.5(d).

“Cause” shall mean the occurrence at any time of any material act of fraud, misappropriation of funds, dishonesty, or willful misconduct by Operator in connection with its management of the Hotel.

“CPI” shall mean the Consumer Price Index for All Urban Consumers, United States City Average, All Items (1982-84-100), issued by the Bureau of Labor Statistics of the United States Department of Labor.

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“Effective Date” shall mean the date when the operation and management of the Hotel by Operator shall commence; however, this Agreement shall be binding upon execution and delivery of it by the parties.

“Environmental Authority” shall mean any department, agency or other body or component of any government that exercises any form of jurisdiction or authority under any Environmental Law.

“Environmental Laws” shall mean all applicable federal, state, local and foreign laws and regulations relating to pollution of the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Liabilities” shall mean any and all actual or potential obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand or request from an Environmental Authority, the amount of any civil penalty or criminal fine, and any court costs and reasonable amounts for attorney’s fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any claim or any proceeding, regardless of whether such proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon Owner, Operator, any predecessor in interest, the Hotel or any property used therein and arising out of:

(a)          the failure to comply at any time with any Environmental Law applicable to the Hotel;

(b)          the presence of any Hazardous Materials on, in, under, at or in any way affecting the Hotel;

(c)          a Release or threatened Release of any Hazardous Materials on, in, at, under or in any way affecting the Hotel;

(d)          the identification of Operator, Owner or any predecessor in interest as a potentially responsible party under any Environmental Law;

(e)          the presence at any time of any above-ground and/or underground storage tanks, as defined in any applicable Environmental Law on, in, at or under the Hotel or any adjacent site or Hotel; or

(f)          any and all claims for injury or damage to persons or property arising out of exposure to Hazardous Materials originating or located at the Hotel, or resulting from operation thereof or any adjoining property.

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“Event of Default” shall mean any of the events described in Article 18, provided that any condition contained therein for the giving of notice or the lapse of time, or both, has been satisfied and any cure period has elapsed without the event having been cured.

“Executive Staff’ means the General Manager, the Financial Controller, the Human Resources Director (if applicable), the Resident Manager (if applicable), the Chief Engineer, the Director of Marketing and Sales, the Director of Food and Beverage, and the Director of Catering.

“First Class Hotel Standard” shall mean all of the following standards:

(a)          with respect to the physical condition, furnishing and equipping of the Hotel, unless Owner otherwise requires, (i) keeping the Hotel in its present condition and keeping it furnished and equipped in the same manner as on the Effective Date, provided that following any renovation or upgrading of the Hotel, its furniture, furnishings and equipment, keeping them in the upgraded or renovated condition, and (ii) meeting any applicable requirements with respect to the physical condition, furnishing and equipping the Hotel of (A) any Franchise Agreement in effect, (B) any Mortgage in effect and (C) the Legal Requirements;

(b)          With respect to operational standards, the operation of the Hotel in the manner required to (i) satisfy the operational requirements of the Franchise Agreement, if any, the Mortgage, if any, and Legal Requirements, and (ii) meet the level of service and quality generally considered to be “first class;” and

(c)          Subject to compliance with (a) and (b), management and operation of the Hotel in a manner which will be most likely to achieve the objective of maximizing the present value of the Hotel, while minimizing the capital investment required of Owner.

“Fiscal Year” shall mean the fiscal year which ends on the last day of each calendar year. The first Fiscal Year shall be the period commencing on the Effective Date and ending on December 31, 2007. The words “full Fiscal Year” shall mean any Fiscal Year containing not fewer than three hundred sixty-four (364) days. A partial Fiscal Year after the end of the last full Fiscal Year and ending with the expiration or earlier termination of the Term shall constitute a separate Fiscal Year.

“Franchise Agreement” or “Franchise” shall mean the franchise or license agreement from time to time issued to Owner with respect to the operation of the Hotel, if any. Presently, “Franchise Agreement” means the Franchise License Agreement having an effective date of November 24, 2004 between Hilton Inns, Inc, as franchisor, and Owner, as franchisee.

“Franchisor” shall mean any issuer of a franchise or license agreement with respect to operation of the Hotel from time to time. Presently, the Franchisor is Hilton Inns, Inc.

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“Fully Adjusted NOI” shall mean for a Fiscal Year the NOI (except that the incentive management fee due under Article 11 shall not be deducted as a Gross Operating Expense for purposes of determining Fully Adjusted NOI) for that Fiscal Year less: (a) the Owner’s Return for that Fiscal Year; (b) any additions to Working Capital during that Fiscal Year resulting in total Working Capital exceeding Seven Hundred Fifty Thousand Dollars ($750,000), less any amount of Working Capital paid back to Owner during that Fiscal Year as a result of a subsequent reduction in Working Capital during that Fiscal Year; and (c) any other amounts paid or advanced by Owner toward payment of expenses of the Hotel, including any capital expenses not paid from the Reserve (such capital expenses in any Fiscal Year to be amortized on a straight line basis (with interest at twelve percent (12%) per year on the unamortized amount) over the useful life of the capital item for which such capital expenses were incurred, with the amortized annual amount to be deducted in determining Fully Adjusted NOI for that Fiscal Year and each succeeding Fiscal Year until the useful life of the capital item has expired, as determined by the Independent Public Accountant in accordance with generally accepted accounting principles).

“Furniture, Fixtures and Equipment” (“FF&E”) shall mean all furniture, furnishings, wall coverings, fixtures, carpeting, rugs, fine arts, paintings, statuary, decorations, and hotel equipment and systems located at, or used in connection with, the operation of the Building and Appurtenances as a hotel, including without limitation, major equipment and systems required for the operation of kitchens, bars, laundry and dry cleaning facilities, office equipment, dining room wagons, major material handling equipment, major cleaning and engineering equipment, telephone systems, computerized accounting and vehicles together with all replacements therefor and additions thereto, but excluding Operating Equipment and Supplies.

“Gross Operating Expenses” shall mean, for any period, all expenses incurred during such period in the operation of the Hotel determined on an accrual basis other than Operator’s Expenses. Gross Operating Expenses shall include:

(a)          Cost of sales; salaries, wages, bonuses, payroll taxes; the cost of social insurance which shall include, but not be limited to, life, medical, disability insurance, retirement and other benefits incurred by Operator for the Hotel Employees; and all other costs incurred by Operator in connection with employment of Hotel Employees, excluding, however, those amounts for which Operator is required to indemnify Owner pursuant to Section 22.1;

(b)          Departmental expenses; administrative and general expenses; the cost of third party vendor sources engaged to print payroll checks and reports; advertising and business promotion for the Hotel; franchise fees, chain reservation fees and all other fees relating to the Franchise Agreement; the cost of utilities, service contracts; and repairs and maintenance made under Section 8.1;

(c)          The cost of replacing Operating Equipment and Supplies and Inventories;

(d)          The cost of uncollectible accounts receivables;

(e)          The cost and expenses of technical consultants and operational experts for specialized services in connection with non-routine Hotel work including roofing consultants, environmental engineers and others;

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(f)           The cost of insurance (less the allocable amount of property insurance premiums applicable to the Chinese Cultural Center, TruSpa, gift shop and parking garage to the extent and if such insurance cannot be segregated and paid directly, which allocable amount shall be fair and equitable and shall be proposed by Operator and approved by Owner);

(g)          The amounts paid into the Reserve as provided in Section 7.2 but in no event more than five percent (5%) of the Gross Operating Revenues for the applicable period;

(h)          The Management Fee as set forth in Article 11;

(i)           Real estate and personal property taxes levied or assessed against the Hotel and other like charges (less the allocable amount of real estate taxes applicable to the Chinese Cultural Center, TruSpa, gift shop and parking garage to the extent and if such tax(es) cannot be segregated and paid directly, which allocable amount which allocable amount shall be fair and equitable and shall be proposed by Operator and approved by Owner);

(j)            Political contributions for which Owner has given its prior written consent;

(k)           All other reasonable costs and expenses incurred in connection with the operation of the Hotel and otherwise approved as part of the AFP or otherwise allowed by this Agreement;

(1)           Charges for the use of the parking facilities serving the Hotel;

(m)          Fees and other amounts payable pursuant to the Franchise Agreement; and

(n)          Takeover Expenses.

“Gross Operating Revenues” shall be determined in a manner consistent with the Uniform System of Accounts (except in any respect where the same is inconsistent with the provisions hereof), and shall mean all revenues and receipts of every kind derived by Owner from the operation of the Hotel and all departments and parts thereof, including, but not limited to all income and revenue received from transient guests, tenants, licenses, concessionaires and other persons occupying space at and/or rendering services to the guests of the Hotel (but not the gross receipts received by such tenants, licensees, concessionaires and other persons) from the following:

(a)           rental of rooms and lobby space, exhibit or sales space of any kind;

(b)           net vending income (gross vending revenue less the amount payable to equipment vendors for the use thereof);

(c)           health club membership fees;

(d)           retail sales of merchandise;

(e)           service charges;

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(f)            license, lease and concession fees and rentals (but not including the gross receipts of any licensees, lessees and concessionaires);

(g)           food and beverages sales;

(h)           telecommunication charges;

(i)            valet parking charges;

(j)            retail sales of every kind; and

(k)           net proceeds of business interruption insurance claims or other loss of income insurance.

Gross Operating Revenues shall not include any of the following:

(a)           federal, state and municipal excise, sales and use taxes or similar impositions collected directly from patrons, guests or users of the Hotel or included as part of the sales price of any goods, services, or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes;

(b)          proceeds arising from the sale or other disposition of property described in Section 1231 of the Internal Revenue Code or of capital assets;

(c)           proceeds from condemnation or eminent domain;

(d)          payments received on account of insurance policies or items of a similar nature (other than business interruption insurance);

(e)           proceeds from claims for damages suffered by Operator or Owner, unless in recompense for a lost revenue item;

(f)           allowances for rebates and adjustments;

(g)          gratuities or service charges paid by patrons or guests to and retained by employees;

(h)          proceeds or other economic benefit received as a result of any equity raising or borrowing of Owner whether or not secured by the Hotel;

(i)           consideration received for hotel accommodations or other goods or services not accruing to the benefit of the Hotel, although arranged by, for or on behalf of Operator;

(j)           advances or security deposits from Hotel guests or other users of the Hotel (other than those deposits that are forfeited by such guests to the Hotel);

(k)           any reversal of any contingency or tax reserve;

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(1)           any cash or credit rebates or refunds paid to patrons, guests, lessees,concessionaires or other users of the Hotel, any correction of overcharges;

(m)          any allowance for bad debts;

(n)          any payments made directly to Owner to induce it to enter into any lease, agreement or other transaction in connection with the Hotel;

(o)           the proceeds of any loan to Owner;

(p)          any deposits made to Owner;

(q)          proceeds from the sale of FF&E;

(r)           interest received or accrued with respect to the funds in the Reserve or the other operating accounts of the Hotel;

(s)           proceeds of collection of accounts receivable to the extent the amount of any receivable was previously included in Gross Operating Revenues;

(t)           payments made under warranties and guaranties from providers of goods or services to the Hotel, whether received by Owner or by Operator on Owner’s behalf, except to the extent paid in reimbursement for costs included in Gross Operating Expenses;

(u)          other income derived from capital transactions which are not related to the operation of the Hotel;

(v)          any funds furnished by Owner; and

(w)          amounts representing the value or cost of room occupancy, meals or other services provided as compensation to employees of the Hotel or as complimentary benefits to any other persons.

“Hazardous Materials” shall mean all chemicals, pollutants, contaminants, wastes and toxic substances, including without limitation:

(a)          Solid or hazardous waste, hazardous substances, toxic substances andinsecticides, fungicides, or rodenticides, as defined in any Environmental Law;

(b)          Gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos and urea formaldehyde;

(c)          Asbestos or asbestos containing materials;

(d)          Urea formaldehyde foam insulation; and

(e)          Radon gas.

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“Hotel” shall mean the Building and Appurtenances, the Property, all FF&E, all Operating Equipment and Supplies, and all Inventories containing a total of 549 guest rooms (but excluding the Chinese Cultural Center premises, TruSpa premises, gift shop premises and the parking garage).

“hotel” shall mean any hotel (other than the Hotel), inn, motor inn, motor hotel, motel, suite hotel, conference center, meeting center or any other facility providing either or both of short-term lodging and meeting arrangements.

“Hotel Employees” shall mean the employees of Owner or any Affiliate of Owner working at the Hotel.

“Independent Public Accountant” shall mean a qualified firm of independent certified public accountants having hotel accounting experience, designated from time to time by Owner, subject to Operator’s reasonable approval of the firm selected.

“Inventories” shall mean “Inventories of Supplies” as defined in the Uniform System of Accounts, such as soap, toilet paper, stationery, writing pens, food and beverage inventories, paper products, menus, expendable office and kitchen supplies, fuel, supplies and items similar to any of the foregoing.

“Legal Proceedings” shall mean all complaints, counterclaims or cross-claims filed in a court of competent jurisdiction by or against the Hotel or by or against Owner or Operator in connection with the Hotel.

“Legal Requirements” shall mean (a) all laws, ordinances, statutes, regulations and orders relating to the Hotel now or hereafter in effect, including but not limited to, environmental laws and (b) all terms, conditions, requirements and provisions of (i) all Permits; (ii) all leases; and (iii) all liens, restrictive covenants and encumbrances affecting the Hotel.

“Management Fee” shall have the meaning set forth in Article 11.

“Management Plan” shall have the meaning set forth in Section 4.5(f).

“Marketing Plan” shall have the meaning set forth in Section 4.5(e).

“Mortgage” shall mean any mortgage, deed of trust, deed to secure debt or similar security instrument from time to time existing on the Project and any indebtedness of Owner and other obligations secured thereby.

“Mortgagee” shall mean the mortgagee or beneficiary under any Mortgage.

“Net Operating Income (NOI)” shall mean the excess of Gross Operating Revenues over Gross Operating Expenses and specifically excluding any principal and interest payments from Gross Operating Expenses.

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“Operating Account” shall mean a special account or accounts, bearing the name of the Hotel, established by Operator in a federally insured bank or trust company selected by Owner, subject to Operator’s reasonable approval of the bank or trust company.

“Operating Equipment and Supplies” shall mean supply items which constitute “Operating Equipment and Supplies” under the Uniform System of Accounts, all miscellaneous serving equipment, linen, towels, uniforms, silver, glassware, china and similar items.

“Operator” shall mean Prism Hospitality, L.P., a Texas limited partnership.

“Operator’s Expenses” shall mean the following:

(a)          All costs, expenses, salaries, wages or other compensation of any corporate, regional or other headquarters/corporate level employees of Operator, except to the extent such employees are regularly employed full time at the Hotel by Operator;

(b)          Any expenses of Operator’s principal or branch offices;

(c)          Any part of Operator’s capital expenses;

(d)          Operator’s overhead or general expenses, including but not limited to telex, duplicating, stationery and postage expenses incurred at Operator’s principal or branch offices, except as may be expressly assumed by Owner pursuant to the terms of this Agreement;

(e)          All costs and expenses of providing centralized data processing and accounting services to the Hotel;

(f)           Any expenses for advertising or promotional materials that feature Operator’s name or activities but which do not promote the Hotel, unless and to the extent approved in advance by Owner to be a Gross Operating Expense;

(g)          Any travel expenses of Operator’s corporate, regional or headquarters office employees for a period that are (i) in excess of the amount shown on the Annual Financial Plan for Operator’s travel expenses for such period (ii) are not reasonable and necessary travel expenses incurred while engaged in the performance of this Agreement, (iii) in the case of air travel, exceed the coach or economy fare reasonably available under the circumstances for the flight in question; provided, however, that for purposes of including travel expenses in GrossOperating Expenses, all expenses incurred on any trip which includes visits to more than one property managed by Operator or its Affiliates or is otherwise for purposes related to the Hotel and other properties managed by Operator or its Affiliates shall be equitably allocated among all the properties visited or benefited;

(h)          Any interest or penalty payment with respect to an imposition or lien upon the Hotel imposed on Owner by reason of (1) the failure of Operator to make a payment required to be made by Operator under this Agreement when the funds therefor were available, or (2) the funds therefor were not available and Operator failed to so notify Owner; and

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(i)          Any cost for which Operator is liable under Section 22.1 or any other provision of this Agreement.

“Operator System Service” shall have the meaning set forth in Section 14.1.

“Owner” shall mean Justice Investors, a California limited partnership.

“Owner Indemnified Parties” shall have the meaning set forth in Section 22.1.

“Owner’s Return” shall mean an amount equal to Seven Million Dollars ($7,000,000.00) for each Fiscal Year, prorated for any partial Fiscal Year.

“Partially Adjusted NOI” shall mean for a Fiscal Year the Fully Adjusted NOI for that Fiscal Year, before deduction of the capital expenses described in (c) of the definition of Fully Adjusted NOI.

“Permits” shall mean all governmental or quasi-governmental licenses and permits necessary for the operation of and issued in connection with the Hotel.

“Permitted Investments” shall mean (subject to modification, addition or deletion from time to time at the option of Owner (Operator may request that Owner make modifications, additions and deletions)):

(a)          interest-bearing deposit accounts (which may be represented by certificates of deposit, time deposit open account agreements or other deposit instruments) in commercial banks approved by Owner; or

(b)         all other investments designated or approved by Owner.

“Project” shall mean the Hotel, the parking garage underlying the Hotel, the Chinese Cultural Center premises, TruSpa premises, the gift shop and all other parts of the structure and improvements in which the Hotel is located.

“Property” shall mean the land on which the Hotel is located, which land is described in Exhibit B attached hereto.

“Release” shall mean a “Release” as defined in any Environmental Law, unless such Release has been properly authorized and permitted in writing by all applicable Environmental Authorities or is allowed by such Environmental Law without authorizations or permits.

“Repairs and Maintenance” shall have the meaning set forth in Section 8.1.

“Reserve” shall mean an account maintained by Owner in a commercial bank selected by Owner as a Reserve for Replacement for Furniture, Fixtures and Equipment and Other Capital Improvements as described in Section 7.1 and funded as provided in Section 7.2, which may be invested in Permitted Investments at the direction of Owner.

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“State” shall mean the State of California.

“Takeover Expenses” shall mean all reasonable and proper non recurring Operator’s Expenses attributable to the installation of Operator as the manager of the Hotel, which are shown on Exhibit E attached to and made a part of this Agreement, incurred by Operator in accordance with Section 3.6.

“Term” shall mean the Term of this Agreement, which shall be an initial ten (10) year period commencing on the Effective Date and expiring at midnight on the tenth (10th) anniversary of the Effective Date as such Term may be (x) extended or canceled pursuant to Article 3, or (y) shortened by termination pursuant to any provision of this Agreement.

“Unavoidable Interruptions” shall mean interruptions in the operation of the Hotel or any of its essential services on account of an interruption in any one or more of the utility services described in Section 13.2, or on account of labor disputes, strikes, lockouts, fire or other casualty, acts of God and similar causes beyond Operator’s reasonable control. Operator’s obligations hereunder (other than obligations to pay money) shall be suspended during the period of an Unavoidable Interruption to the extent adversely affected by the cause of the Unavoidable Interruption and such effect cannot be mitigated with reasonable diligence. Operator shall immediately notify Owner, following commencement of an Unavoidable Interruption, of the nature and existence thereof, any actions recommended by Operator to mitigate the effect of the cause of the Unavoidable Interruption.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, 10th Revised Edition, 2006, by the Hotel Association of New York City, Inc. or at the option of Owner, any later edition thereof.

“Union” shall mean Bartenders and Service Employees Culinary Local 2; Stationary Engineers Local 39; Front Desk, Accounting, Reservations Teamsters Local 856 and any other labor unions at any time representing Hotel employees.

“Union Agreement” shall mean any collective bargaining agreement or other agreement entered into by Operator with any Union with respect to employees of the Hotel, which has been approved by Owner.

“Working Capital” shall mean the funds which are reasonably necessary for the day-to-day operation of the Hotel’s business, including, without limitation, amounts sufficient for the maintenance of petty cash funds, operating bank accounts, receivables, payrolls, prepaid expenses, advance deposits, funds required to maintain inventories, and amounts due to/or from Operator and/or Owner less accounts payable and accrued current liabilities.

1.2         Terminology. All personal pronouns used in this Agreement, whetherused in the masculine, feminine or neuter gender, shall include all genders; the singular shall include the plural, and the plural shall include the singular. The Table of Contents, and titles of Articles, Sections and Subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, subclauses or exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause or subclause of, or exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions of, or exhibits to, another document or instrument.

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1.3         Exhibits. All exhibits attached hereto are by reference made a part hereof.

ARTICLE 2   MANAGEMENT OF HOTEL

2.1         Agent/Fiduciary. Owner hereby authorizes and contracts for Operator,pursuant to the terms of this Agreement, to operate and manage the Hotel as its agent and its fiduciary, and Operator hereby agrees and contracts to operate and manage the Hotel pursuant to such terms as a fiduciary of Owner, in all ways preferring Owner’s interests to Operator’s interests. Operator shall operate and manage the Hotel for Owner in strict compliance in all material respects with the First Class Hotel Standard, the Franchise Agreement, the Mortgage, if any, the Annual Financial Plan, Legal Requirements and the requirements of any Union Agreements. Operator shall also operate and manage the Hotel for Owner in a commercially reasonable, business-like, prudent and professional manner.

2.2        Hotel Operations.Hotel operations shall be under the exclusivesupervision and control of Operator which, except as otherwise specifically provided in this Agreement, shall be responsible for the proper and efficient operation of the Hotel in accordance with the terms of this Agreement. Except as specifically hereinafter set forth, Operator shall have discretion and control in all matters relating to management and operation of the Hotel, including, without limitation, charges for rooms and commercial space, credit policies, food and beverage services, other Hotel services, employment policies, granting of concessions or leasing of shops and agencies within the Hotel, receipt, holding and disbursement of funds, maintenance of bank accounts, procurement of inventories, supplies and services, promotion and publicity and, in general, all activities necessary for operation of the Hotel. Unless Owner agrees, the Hotel shall be operated as a Union hotel. Without limiting the generality of the foregoing, Operator’s engagement under this Agreement shall include the responsibility and authority (subject to the limitations on Operator’s authority set forth in this Agreement), on behalf of and at the expense of Owner to do the following, at all times in material compliance with the AnnualFinancial Plan, the Franchise Agreement, Mortgage, if any, Legal Requirements and the First Class Hotel Standard:

(a)          Train, supervise, discharge and determine and pay the compensation, fringe benefits, pension and retirement plans and other policies and terms of employment of all personnel as may be reasonably required to provide proper operation, supervision, and management of the Hotel in a professional manner suitable to the character of the Hotel;

(b)          Determine the terms for guest admittance to the Hotel and establish all prices, price schedules, rates and rate schedules for rooms, and other amenities and services provided at or in connection with the Hotel;

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(c)          Develop, revise, and implement all prudent policies and practices relating to all aspects of the Hotel, which shall be set forth in one or more policy manuals or other writings, and train and supervise all Hotel employees for compliance with all such policies and practices, including policies and practices relating to: (i) terms and conditions of employment, applicant screening, background checks, selection, hiring, training, supervision, compensation, employee benefits, discipline, dismissal, transfer and replacement; (ii) compliance with laws, including but not limited to anti-discrimination, sexual harassment and Environmental Laws; and (iii) safety procedures, including those relating to the handling of hazardous and other dangerous materials;

(d)         Assist Owner in the selection for purchase and installation of all FF&E, Inventories and Operating Supplies for the Hotel;

(e)          Negotiate and enter into service contracts on Owner’s behalf which are necessary or desirable in the ordinary course of business in operating the Hotel, including, without limitation, contracts for provision of electricity, gas, water, telephone and other utility services, cleaning services, security services, vermin extermination, trash removal, elevator and boiler maintenance, air conditioning maintenance, master television service, laundry and dry cleaning, entertainment satellite systems and other services necessary for operation of the Hotel in accordance with this Agreement. Unless Owner otherwise elects, all such service contracts shall be entered into in Owner’s name;

(f)          Establish all credit policies, and enter into agreements with credit card companies, in connection with the Hotel;

(g)         Apply for, and obtain and maintain in the name of Owner or Operator, as required by Legal Requirements and this Agreement, all licenses and permits required of Owner or Operator in connection with the management and operation of the Hotel;

(h)          Institute and defend in the name of Operator or Owner (or both), utilizing legal counsel selected by Owner, any and all legal actions or proceedings (i) involving routine collection litigation and similar matters respecting ordinary day-to-day operations of the Hotel where the amount in controversy is less than $10,000; or (ii) which Owner shall deem necessary or proper in connection with the operation of the Hotel and requests Operator to institute or defend;

(i)          Establish, supervise and implement a sales and marketing program for the Hotel consistent with the sales and marketing plan approved by Owner as part of the Annual Financial Plan for the then-current year;

(j)          Plan, prepare, arrange and contract for all advertising, publicity and promotional activities for the Hotel, including advertising and promotional activities in conjunction with other hotels owned, operated or franchised by Operator and its Affiliates, and all discount and complimentary policies with respect to bona fide travel agents, tourist officials, airline representatives, and employees of Owner, Operator and their Affiliates in accordance with the customary practices of the travel industry;

(k)          Engage such persons, as have been approved by Owner (in Owner’s sole discretion) for providing services of a specialist nature (such as legal counsel and independent accountants) related to matters within Operator’s responsibility under this Agreement;

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(l)          Use diligence and best business practices in the collection of all GrossOperating Revenues;

(m)         Perform (or cause to be performed and supervised) such maintenance and repairs to the Hotel as shall be required to maintain the Hotel in all material respects in accordance with the First Class Hotel Standard;

(n)         Perform any obligations of Owner under any Mortgage which are applicable to the operation and management of the Hotel;

(o)          Pay all Gross Operating Expenses, including but not limited to the Hotel’s allocable share of real property taxes and assessments and insurance premiums, and gross receipts, transient occupancy and similar taxes, and comply with all Legal Requirements and the requirements of insurance companies which are applicable to the operation and management of the Hotel;

(p)          Perform each and all of the obligations of Owner and Operator under the Franchise Agreement;

(q)          Upon request by Owner, pay, as and when due, all payments due under any Mortgage or other loans relating to the Project;

(r)          Operate and/or lease to third parties approved by Owner the food and beverage, banquet and room service facilities of the Hotel;

(s)          Do any and all other acts and things as Operator may deem necessary and appropriate to carry out its responsibilities under this Agreement; and

(t)          Comply with the provisions of any covenants, conditions and restrictions recorded against the Hotel.

2.3        Limitations on Operator’s Authority. Operator shall have no authority onbehalf of Owner to do any of the following without Owner’s prior written approval in each instance, which may be withheld in Owner’s sole and absolute discretion:

(a)          Borrow money, guaranty the debts of any third person, or mortgage, pledge, grant a security interest in or otherwise encumber all or any part of the Hotel;

(b)          Enter into any lease for the use of any item of Furnishings and Equipment or other property;

(c)          Enter into any agreement, lease, license or concession agreement for office, retail, lobby or other commercial space at the Hotel;

(d)          Incur any liabilities or obligations to third parties which are unrelated to the operation, maintenance and security of the Hotel or to the performance of Operator’s responsibilities under this Agreement;

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(e)          Engage in collective bargaining with the bargaining representative or representatives of Hotel employees enter into collective bargaining agreements, or modify or renew existing Union Agreements;

(f)          Enter into any contract or other arrangement (or series of related contracts or arrangements) if (i) the contract or other arrangement would, or are reasonably anticipated to, exceed $10,000 in the aggregate, (ii) the term of such contract or other arrangement is in excess of one year, or (iii) the contract or other arrangement is not terminable by Owner or Operator without payment or penalty upon not less than thirty (30) days notice. Operator shallnevertheless promptly report to Owner the execution of each such contract having a liability to the Hotel of in excess of $5,000;

(g)          Settle any casualty and insurance claims which involve, or which are reasonably estimated to involve, amounts in excess of $10,000, and any condemnation awards regardless of amount;

(h)          Institute or defend any Legal Proceedings with respect to the Hotel, other than as required by Section 2.2 (h);

(i)          Employ any professional firm for more than $10,000 in the aggregate except as set forth in the Annual Plan, or enter into any arrangement for the employment of any attorney or accountant (other than legal counsel retained to collect accounts receivable);

(j)          Prosecute or settle any tax claims or appeals;

(k)          Purchase goods, supplies and services from itself or any Affiliate ofOperator, or enter into any other transaction with an Affiliate of Operator, unless prior to the consummation of such transaction all of the prices and other terms thereof and the identity of the vendor and its relationship to Operator shall have been disclosed to and approved by Owner, which may be withheld in Owner’s sole discretion. Owner may require that the supplier of anygoods, supplies or services for the Hotel be selected through competitive bidding by qualified independent third parties, with the transaction being awarded to the lowest bidder. Except to the extent disclosed to Owner in advance and approved by Owner in its sole and absolute discretion, neither Operator nor any Affiliate of Operator shall charge or receive any mark-up, profit or purchasing fee on the purchase by or for the Hotel of any goods, supplies or services. Manager shall use its best efforts to obtain the maximum available discounts and rebates on purchases and the most favorable terms available. Any allowances, credits, rebates, discounts and the like received with respect to any such purchases shall be for the account of Owner, and if received by Operator or any of its Affiliates, shall be turned over to Owner;

(l)         Provide complimentary rooms or services to any guests, employees orother persons except in accordance with Operator’s policies approved by Owner or for which the business purpose for the benefit of the Hotel is properly documented;

(m)         Acquire on behalf of Owner any land or any interest therein;

(n)          Consent to any condemnation or participate in any condemnation proceeding relating to the Hotel, the Site or any portion thereof;

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(o)          Sell, transfer or otherwise dispose of all or any portion of the Hotel or any capital assets of the Hotel or other interest therein, except for dispositions of Furnishings and Equipment to the extent expressly provided for in the Annual Plan;

(p)          Perform any alterations to the Hotel or any portion thereof except to the extent Operator’s performance of any such alteration shall be expressly provided for in the Annual Plan;

(q)          Take any other action which, under the terms of this Agreement, is prohibited or requires the approval of Owner;

(r)          Lease or rent any one or more of the Hotel’s ballroom, bar or restaurant for periods in excess of two (2) consecutive weeks; and

(s)          Do or take any other action that shall be contrary to any directions of Owner or limitations on Operator’s authority imposed by Owner pursuant to any other provision of this Agreement.

2.4        Role of Owner. Owner has an office in the Building and Appurtenancesand intends to oversee actively the operation of the Hotel. Operator recognizes that Owner has interests in other operations located in the same structure as the Hotel whose operations and success will be dependent upon the operations and success of the Hotel. Owner may engage an asset manager for the purpose of overseeing Operator’s management of the Hotel. Operator, acting through its senior executives, agrees to consult regularly with Owner regarding the operations and condition of the Hotel and take into account Owner’s recommendations in its operation of the Hotel. Owner and Operator shall meet at least monthly (or on such more frequent basis as Owner shall reasonably require) to provide Owner with a status report on the Hotel operations and discuss any other matters concerning the operation or condition of the Hoteldesired by Owner. Operator, through its headquarters office, shall determine the corporate staff of Operator and members of the Executive Staff; as appropriate, to attend the meetings. However, upon reasonable advance notice of Owner, Operator shall cause any of its corporate executives as may be appropriate to attend any of the meetings. In furtherance of the foregoing, Operator shall, and shall instruct the Executive Staff, to provide Owner with access to real-time information concerning the Hotel, which shall be in addition to the periodic reports on the operation of the Hotel required elsewhere in this Agreement.

ARTICLE 3   TERM

3.1        Original Term. The original term of this Agreement shall commence onthe Effective Date and shall continue for an aggregate term of ten (10) years thereafter, unless this Agreement shall be extended or sooner terminated as herein provided. Operator agrees to commence management and operation of the Hotel when the existing management agreement of the Hotel has terminated and the existing manager has vacated the Hotel. Owner will endeavor to give at least seven (7) days’ advance notice to Operator of the anticipated Effective Date.

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3.2        Option of Owner to Extend. Owner shall have the right (amounting to one(1) separate renewal option) to extend the original term for one (1) successive period (“renewal term”) of five (5) years, provided that Owner shall give notice to Operator of its election to extend the term at least three (3) months prior to the time when the original term wouldotherwise expire.

3.3        Meaning of Term. As used herein the “Term” shall mean the original termand any renewal term or terms.

3.4        Early Termination. Owner shall have the right to terminate thisAgreement upon seven (7) days advance notice to Operator without any liability to Operator, except for any amounts due to Operator for Takeover Expenses incurred prior to the date of early termination, if for any reason on or before thirty (30) days after the date of this Agreement:

(a)          Owner’s agreement with its current hotel operator has not terminated, or Owner has not recovered possession of the Hotel from its current operator;

(b)          Franchisor has not approved this Agreement and the management of the Hotel by Operator; or

(c)          Any mortgagee of Owner having a right to approve or consent to the termination of Owner’s agreement with the existing operator or Owner’s entry into this Agreement has not given its approval or consent.

The foregoing matters described in (a) through (c) are conditions subsequent in favor of Owner upon the full effectiveness of this Agreement.

3.5       Transition Provisions.Operator agrees to perform the followingobligations in all material respects in connection with the transition of operation of the Hotel that will occur on the Effective Date:

(a)          Operator shall honor any reservations for Hotel guest rooms and other Hotel facilities on or after the Effective Date which have been made by guests or customers before the Effective Date with the current operator of the Hotel. Owner shall cause to be transferred to Operator any guest and customer deposits held by the current operator of the Hotel with respect to those reservations;

(b)         Operator shall comply with all obligations binding upon Owner following the Effective Date under the Union Agreements;

(c)          Operator shall assume responsibility for guest tray ledger transferred by the current operator of the Hotel and the care and protection of the contents of safe deposit boxes and any luggage, parcels, packages, faxes, messenger and overnight courier packages and mail of guests held by the current Hotel operator on the Effective Date;

(d)          Operator shall accept and perform the obligations being assumed by Owner from and after the Effective Date under space leases, concession and license agreements, equipment leases and service contracts of the current Hotel operator or lessee;

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(e)          Operator shall assist Owner with the transfer of existing Permits, to the extent transferable, and in applying for and obtaining all other necessary Permits for the lawful operation of the Hotel from and after the Effective Date;

(f)          If requested by Owner, Operator shall acquire from the existing hotel operator or its affiliates and lawfully transfer into its name or one of its affiliates acceptable to Owner the liquor license for the sale of alcoholic beverages at the Hotel and the liquor inventory of the Hotel; and

(g)          Operator shall otherwise assist and cooperate with Owner in the orderly and smooth transition of operation of the Hotel from the current operator to Operator on the Effective Date.

3.6          Takeover Expenses. Subject to the limitations in the approved budget ofTakeover Expenses attached as Exhibit E, following the Effective Date, Operator may reimburse itself for the Takeover Expenses following Owner’s approval of an invoice for the Takeover Expenses as and when funds in the Operating Account are available for such purpose, and the Takeover Expenses shall be charged as a Gross Operating Expense, unless otherwise agreed by Owner.

3.7          Vacation by Operator at the End of the Term. On the expiration or soonertermination of the Term, Operator shall vacate the Property and otherwise perform its obligations under Article 17 respecting the transition of operations of the Hotel upon the termination of this Agreement.

ARTICLE 4    USE AND OPERATION OF THE HOTEL

4.1        Employment. Subject to the terms of this Agreement, Operator shall beresponsible for selecting, hiring, establishing salary and payroll benefits, promoting, terminating where appropriate, supervising, directing, training, and assigning the duties of a sufficient number of Hotel Employees whom Operator reasonably determines to be necessary or appropriate for the proper, adequate, safe and economical operation and management of the Hotel including, without limitation, the general manager, sales manager, controller and food and beverage director of the Hotel; provided, however, that the employees paid from the Hotel shall not include any persons who are properly the personnel of Operator’s regional or central office or any other personnel of Operator. The Hotel Employees in all respects will be the employees of Owner or at Owner’s option, an Affiliate of Owner. Operator shall be responsible for compliance by Owner or its Affiliates with all Legal Requirements and Union requirements having to do with worker’s compensation, social security, unemployment insurance, hours or labor, wages, working conditions, and other employer-employee related subjects respecting the Hotel Employees. Operator shall cause the Hotel’s general cashier and all employees having check signing authority to be adequately bonded to the satisfaction of Owner, and the cost of bonding shall be a Gross Operating Expense. The salaries, payroll benefits and other costs of such employment arrangements shall be charged as Gross Operating Expenses of the Hotel and shall be accrued in accordance with the Uniform System of Accounts. The costs provided for in the immediately preceding sentence shall include, by way of example and not limitation, severance pay, unemployment compensation and health insurance and related costs (i.e. in order to comply with COBRA-type regulations) as a result of the termination of employees and which shall have been paid or accrued in accordance with the Uniform System of Accounts. Operator shall use all commercially reasonable efforts and exercise reasonable care to select qualified, competent, and trustworthy employees. To the extent possible, Operator shall use local labor in the operation of the Hotel. Notwithstanding anything to the contrary herein, Operator agrees to select for hiring a sufficient number of former employees of the Hotel (or of Owner’s previous third party manager of the Hotel) who desire employment by Operator on sufficient terms and conditions to avoid the notification requirements of the Federal Worker Adjustment and Retraining Notification Act (29 U.S.C. Sec. 2101, et seq.) and similar state law requirements. The Operator may not hire any individuals for employment at the Hotel who are related to the officers, directors or shareholders of Operator without Owner’s prior approval. Operator shall use its best efforts to design, promote and implement employment practices which emphasize the continuity of management (including but not limited to the Executive Staff), minimize training and moving costs and reduce personnel turnover and shall make all staffing and employee transfer and retirement decisions with the objective of minimizing Gross Operating Expenses.

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4.2        Executive Staff. The Executive Staff shall be selected by Operator subjectto approval by Owner. Operator shall deliver the resume of any candidate for an Executive Staff position to Owner for its review, and Owner shall have an opportunity to meet the candidate at the Hotel or another location in the City of San Francisco before making a decision about whether to approve the hiring of the candidate. Owner will endeavor to notify Operator of its opinion of a candidate within five (5) business days after its meeting with the candidate. If Owner does not notify Operator, whether orally or in writing, of its opinion of the candidate within the five (5) business day period, Owner shall be deemed to have approved that candidate. Operator shall hire qualified Executive Staff and cause members of the Executive Staff to commence full-time employment at the Hotel on or before the Effective Date. If any of the Executive Staff shall resign or be terminated or shall be absent from the Hotel for any period in excess of ordinary vacations and leave time, Operator shall replace such Executive Staff with qualified persons approved by Owner as soon as reasonably practicable. Operator acknowledges that Owner is vitally interested in the qualifications of those persons designated as the Executive Staff. Operator shall, from time to time, consult with Owner and consider Owner’s recommendations as to the appointment of individuals to such positions and shall discuss with Owner and give good-faith consideration to any request by Owner during the Term that one or more of the Executive Staff of the Hotel be replaced. However, Operator shall not transfer any Executive Staff employee to other hotels or resorts owned or managed by Operator or any of its Affiliates, unless it first delivers to Owner at least fifteen (15) days advance written notice (which may be delivered by e-mail to geoffreyp@msn.com or another e-mail address provided by Owner to Operator for such purpose) of the transfer, and the transfer is being made to promote the career advancement of the employee or at the employee’s request.

4.3        Subsequent Employment of Employees. During the Term and for a periodof three (3) years after the termination of this Agreement, Operator agrees not to solicit Hotel Employees for employment by Operator or any of its Affiliates or at another hotel, and Operator shall not, directly or indirectly, induce or encourage any employee of Owner or person employed at the Hotel to terminate his or her employment, except that the foregoing covenants of Operator shall not be applicable to persons employed by Operator immediately before or as of the Effective Date and who are subsequently transferred to the Hotel and employed by Owner.

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4.4       Legal Proceedings. Operator shall furnish Owner with quarterly statusreports with respect to all Legal Proceedings instituted or being defended by Operator pursuant to Section 2.2(h). All claims against Owner and/or Operator arising out of the management or operation of the Hotel which are covered in whole or in part by insurance shall promptly be forwarded by Operator to the appropriate insurer (with a copy thereof to Owner in the case of claims against Owner).

4.5         Annual Financial Plan.

(a)        On or before sixty (60) days after the Effective Date, Operator shalldeliver to Owner a proposed Annual Financial Plan (excluding a Capital Budget) for the period between the Effective Date and December 31, 2007 for Owner’s approval. Pending Owner’s approval of the proposed Annual Financial Plan for that period, Operator shall operate the Hotel based upon budgeted expenses consistent with the historical practices for the Hotel, as required by the Franchise Agreement, or as otherwise directed by Owner. On or before November 1st of each Fiscal Year thereafter commencing November 1, 2007, Operator shall submit to Owner for its approval a proposed Annual Financial Plan (“AFP”) consisting of an Annual Operating Budget, Capital Budget, Marketing Plan and Management Plan as set forth hereunder, including the information described on Exhibit F attached to and made a part of this Agreement. Owner’s approval may be withheld in its sole and absolute discretion. On or before December 1 of each year commencing December 1, 2007 or thirty (30) days after receipt of the proposed AFP, whichever is later, Operator shall at the request of Owner consult with Owner and meet withOwner if necessary (either members of the Executive Staff or corporate executives of Operator or both, as deemed appropriate by Owner), and Owner either shall accept the AFP submitted to Owner as provided above or shall submit to Operator a detailed list of Owner’s objections or questions to the AFP (“Owner’s AFP Objections”). Within fifteen (15) days after Operator’s receipt of Owner’s AFP Objections, Owner and Operator shall meet and discuss Owner’s AFP Objections with the goal of agreeing upon an AFP for the subject Fiscal Year. If Owner objects to any specific item of expense in the AFP and Owner and Operator are unable to reach agreement thereon as provided above prior to commencement of the Fiscal Year in question, pending such agreement, unless Owner otherwise determines, the AFP or the specific item or items of expense (not revenue) in question shall be suspended, and except as to Capital Budget items which shall be suspended until approved by Owner in its sole and absolute discretion, be replaced for such period that the AFP or such item is in question by an amount equal to the greater of (a) one hundred and five percent (105%) of the amount for such actual item of expense in the immediately preceding Fiscal Year, or (b) such actual items of expense for the immediately preceding Fiscal Year subject to an adjustment for each item equal to the percentage increase in the CPI over the twelve (12) month period immediately preceding the start of the Fiscal Year in question.

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(b)         The Annual Operating Budget shall be prepared in accordance with the Uniform System of Accounts. The Annual Operating Budget shall incorporate Operator’s good faith reasonable estimates of the items of revenue and expense contained therein, including without limitation, (a) a separate itemization of an estimate of Operator’s Management Fee and any other income or expense reimbursements to the Operator or its Affiliates applicable to the period covered by the Annual Operating Budget, (b) a separate itemization of the amount and timing of any irregular payments that are to be made by Owner at times when cash flow may be insufficient to meet the Hotel’s obligations, and (c) any other items required by any other provision of this Agreement or reasonably required by Owner. The Annual Operating Budget shall include a summary of the estimated income and expenses for the two (2) succeeding Fiscal Years following the Fiscal Year otherwise covered by the Annual Operating Budget. Owner shall have the right, from time to time, upon reasonable notice to Operator, to require reasonable additions, deletions and changes to the format, style and contents of the Annual Operating Budget.

(c)        Operator agrees to diligently employ all commercially reasonable efforts to ensure that the actual costs of maintaining and operating the Hotel shall not exceed the Annual Operating Budget either in total or in any one Account Category. Notwithstanding theforegoing, Owner and Operator acknowledge that the Annual Operating Budget will be an estimate of revenue and expense. Except for those emergency expenses provided for below, if Operator anticipates that a Significant Variation (as defined below) is reasonably likely to occur for a Monthly Period or on cumulative basis for the Fiscal Year, Operator shall immediately deliver notice thereof to Owner, and Operator shall review with Owner (and meet with Owner respecting the expected Significant Variation if necessary for a complete review of it), and Operator shall propose any modifications of the Annual Operating Budget as may be appropriate based upon the expected Significant Variation for Owner’s approval. “Significant Variation” means a “Significant Variation” with respect to the Annual Operating Budget shall mean for any period shown thereon:

(i)          With respect to Gross Operating Expenses for the Rooms, Food and Beverage departments, after excluding workers compensation premiums, governmental license and permit fees, cable television charges and other similar expenses that are beyond the control of Operator, the percentage of the remaining departmental Gross Operating Expenses as compared to departmental Gross Operating Revenues exceed such percentage as shown on the Approved Financial Plan by more than five percent (5%) (by way of example, if in the Annual Financial Plan the percentage of such departmental Gross Operating Expenses as compared to departmental Gross Operating Revenues is 30%, an actual percentage of departmental Gross Operating Expenses as compared to departmental Gross Operating Revenues of more than 31.5% would constitute a Significant Variation);

(ii)         With respect to Gross Operating Expenses for the Administrative & General, Sales and Marketing and Maintenance departments, after excluding costs of franchise reward programs, utility expenses, worker’s compensation premiums, utility and waste removal expenses and other similar expenses that are beyond the control of Operator, percentage of the remaining departmental Gross Operating Expenses as compared to departmental Gross Operating Revenues exceed such percentage as shown on the Approved Financial Plan by more than five percent (5%) (see example in (i) above); and.

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(iii)        In the case of total costs and expenses for any separate project identified in the approved Capital Budget, actual costs and expenses which exceed the total budgeted for such project (including the contingency) set forth in the approved Capital Budget.

To the extent that revenues do not achieve budgeted levels, Operator shall use its best efforts to decrease Gross Operating Expenses below budgeted levels in a corresponding amount to maintain the level of overall profitability previously budgeted. Owner and Operator shall meet periodically at a time and place designated by Owner, for the purpose of reviewing Hotel operations including profit and loss statements, Operator’s performance, capital expenditures, forecasts of cash available for disbursement for the balance of the current Fiscal Year and making any revisions to the previously approved Annual Operating Budget required by Owner in its sole discretion in order to maintain or improve the departmental profits or margins as originally budgeted.

As part of the budgeting process, Operator shall provide to Owner, with each proposed Annual Operating Budget, a complete list of all service and other contracts for the Fiscal Year which is the subject of the Annual Operating Budget having a liability to the Hotel in excess of $5,000 for such Fiscal Year for or covering the Hotel and the payments or expenditures connected or anticipated therewith.

(d)          The Capital Budget shall contain the budget for expenditures (i) from theReserve, and (ii) for other major improvements, renovations and expansion (“Capital Improvements”) for the succeeding Fiscal Year. Operator shall submit good faith reasonable estimates for capital expenditures for FF&E purchases for the two Fiscal Years following the Fiscal Year otherwise covered by the Annual Operating Budget and for Capital Improvements for the then current Fiscal Year and, in general, for the five (5) Fiscal Years following the Fiscal Year otherwise covered by the Annual Operating Budget. The expenditures for CapitalImprovements and FF&E purchases shall be listed in order of priority and shall include a cost/benefit analysis as to each. The Capital Budget shall include an analysis of alternate methods of acquiring and purchasing FF&E and Capital Improvements. When approved by Owner, the Capital Budget, or such items as may be specifically approved by Owner, is collectively referred to in this Agreement as the “Approved Capital Budget”. Owner’s approval of the Capital Budget may be withheld in its sole and absolute discretion, and Operator shall not be authorized to incur any capital expenses unless shown on an Approved Capital Budget. Unless Owner otherwise directs Operator, approval of the Capital Budget constitutes an authorization for Operator to expend money for Capital Improvements as provided in the Approved Capital Budget. However, in any event, any expenditure in excess of $25,000 shall require Owner’s specific authorization. Any changes, substitutions or additions to the Capital Budget by Operator must be approved by Owner in writing in its sole and absolute discretion. Owner may make changes, substitutions and additions to the Capital Budget without Operator’s approval. Owner will consult with Operator respecting any such changes, substitutions and additions to the Capital Budget. For purposes of this Agreement, the determination of whether an expense is capital in nature shall be made in accordance with the policies and procedures set forth on Exhibit G attached to and made a part of this Agreement.

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Competitive bid rules outlined in Section 4.6 will be observed at all times by Operator for any FF&E purchases and Capital Improvements.

(e)          The Marketing Plan shall contain advertising, sales and promotional plans prepared by Operator to be used in connection with the marketing of the Hotel, including a full analysis of such plans, setting forth the estimated cost of each component of such plans with specific details of marketing and promotion expenditures. The Marketing Plan shall be written with the goal of achieving Gross Operating Revenues as submitted in the Annual Operating Budget for the Fiscal Year or, if less than a full Fiscal Year, the period between the Effective Date and the December 31 next following the Effective Date. Operator shall not use Owner’s name in any advertising or promotional material without Owner’s expressed prior written approval in each instance. Advertising and promotional materials shall be prepared in full compliance with applicable Federal, State and Municipal fair housing laws, ordinances, regulations and orders. Owner shall have the right, from time to time, to require reasonable additions, deletions and changes to the format, style and contents of the Marketing Plan. Owner agrees that it will not use to the detriment of the Hotel or to Operator any proprietary information of Operator which is furnished to Owner as part of the Marketing Plan.

(f)          The Management Plan shall contain (i) estimated contributions and distributions from or to Owner; (ii) a leasing plan for the leasing of concessions and other space in the Hotel; (iii) plans and budgets for the disposition of FF&E to be replaced; (iv) a business plan, strategy and operational policy with a discussion of long-term objectives; (v) a discussion and analysis of the forecasted operating conditions for the Fiscal Year and a comparison to the previous Fiscal year’s actual performance, with an explanation for changes and variations; (vi) a detailed training program for Hotel Employees together with the estimated cost thereof; (vii) details of future bookings, commitments, deposits taken, expressions of interest to make future bookings, together with Operator’s assessment of the likelihood of such expression of interest being exercised; (viii) an overview explanation of the pricing policy for the Hotel including aschedule of prices to be charged and discount policy for each profit center at the Hotel; and (ix) such management issues, proposals and projections or modifications as Operator may recommend for the efficient management of the Hotel. Owner shall have the right, from time to time, to require reasonable addition, deletions and changes to the format, style and contents of the Management Plan.

4.6        Competitive Bidding. All contracts for repairs, capital improvements,foods and services exceeding $20,000 and other contracts designated by Owner shall be awarded on the basis of competitive bidding, solicited in the following manner:

(a)          A minimum of two (2) written bids shall be obtained for each purchase or contract up to $35,000. Purchases over $35,000 will require a minimum of three (3) bids;

(b)          Each bid will be solicited in a uniform format;

(c)          Unless Owner directs, for any contract involving a total expenditure of $50,000 or less, Operator may accept a low bid without prior approval from Owner if the expenditure is for a budget approved item and will not result in an excess of the annual budgeted Account Category of the applicable Capital or Annual Operating Budget;

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(d)          If Operator desires to accept a bid other than the lowest bid, then Operator shall so advise Owner in writing and recommend that such bid be accepted with support for such recommendation; and

(e)          Owner shall have the right to accept or reject any and all bids for repair or capital expenditures.

Subject to the provisions of Article 14 and any other limitations in this Agreement on the contracting authority of Operator, in its operation of the Hotel under this Agreement, Operator may purchase goods, supplies and services from itself, or Owner or Owner’s representatives, or any affiliated or subsidiary companies or individuals so long as the quality, prices and terms thereof are competitive with, and are not less favorable than prices and terms which could be obtained from independent parties and, if required by this Section 4.6 or any other provision of this Agreement, are in compliance with competitive bidding rules, provided that Operator will provide Owner with prompt notice of any contract in excess of $2,500 regarding such an arrangement entered into with an Affiliate of Operator or Owner.

4.7        Hotel to Benefit from Operator Expertise. If, in Operator’s activities as anexperienced manager and operator of hotels, Operator develops, negotiates, contracts for or acquires any method, system, agreement or arrangement which would enhance the operations or management of the Hotel, Operator shall promptly make available to Owner for the Hotel such method, system, agreement or arrangement on terms at least as favorable as Operator is offering it to the other hotels managed by Operator, and Owner may elect to have such method, system, agreement or arrangement be used at the Hotel.

4.8        Emergencies. If any circumstance shall occur which Operator reasonably and in good faith judges to be an emergency threatening the safety of persons or property (an “Emergency”) then Operator shall take such action and cause such things to be done as Operator reasonably and in good faith believes necessary. Operator shall inform Owner of any and all emergencies as soon as practicable. If practicable, Operator shall obtain Owner’s prior approval of any action in response to an Emergency. If action must be taken before Operator can practicably contact Owner for its approval, which may be oral or in writing, Operator may make such expenditures not included in the approval Annual Operating Budget or Capital Budget, provided that the expenditure for any one Emergency may not exceed $25,000.

4.9          Compliance with Government Rules and Regulations, including Environmental Laws.

(a)          Operator shall conduct the business of the Hotel in compliance with all applicable federal, state and local laws and insure that no activity or condition occurs on or about the Hotel in violation of any laws. If Operator shall have reason to believe that any laws may be violated on or about the Hotel, then Operator shall promptly so notify Owner.

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(b)          At all times during the term of this Agreement, Operator shall comply in all material respects with Environmental Laws applicable to the Hotel and its operations. Operator shall use diligent efforts to determine if any Hazardous Material is being used, released, disposed or discharged at or from the Hotel, including, without limitation, the engagement of professional environmental engineers to perform such environmental studies or tests as may be approved by Owner in its sole and absolute discretion. If any Hazardous Material is discovered at the Hotel, Operator shall not disturb, release or dispose of (or permit to be disturbed, released or disposed of) any such Hazardous Material except in strict compliance with a remediation and/or removal program approved by Owner in its sole and absolute discretion. Additionally, without the prior consent of Owner, which may be withheld in its sole and absolute discretion, Operator shall not permit on the Hotel (a) any dry cleaning operations, (b) any activity requiring a permit under any Environmental Laws, even if the permit has been or can be obtained, (c) any activity generating any Hazardous Materials as waste or using Hazardous Materials, other than (i) kitchen grease traps, and (ii) pool and spa chemicals, fertilizers and pesticides in reasonable quantities relative to the needs of the Hotel which are properly stored, handled and disposed of.

(c)          Operator and Owner each agrees to give the other prompt written notice of (1) all Environmental Liabilities; (2) all pending, threatened or anticipated proceedings, and all notices, demands, requests or investigations, relating to any Environmental Liability or relating to the issuance, revocation or change in any permit or authorization under Environmental Laws required for operation of the Hotel; (3) all Releases at, on, in, under or in any way affecting the Hotel, or any Release known by Owner or Operator, as the case may be, at, on, in or under any property adjacent to the Hotel; and (4) all facts, events or conditions that could reasonably lead to the occurrence of any of the above-referenced matters.

4.10      Owner’s Performance of Operator’s Obligations. If Operator fails to perform any of its obligations and undertakings hereunder, Owner may, after giving Operator fifteen (15) business days’ prior written notice thereof (unless such default creates an emergency in Owner’s reasonable judgment, in which case no notice need be given by Owner) perform any of Operator’s obligations (including payment of any monies due), and Owner shall beimmediately reimbursed by Operator from the Hotel Operating Account for any monies so expended (to the extent there are funds in such Hotel Operating Account). Any performance by Owner of any obligation of Operator hereunder shall not be deemed a waiver by Owner of any other right or remedy Owner has under this Agreement or in law or equity by reason of such default or a waiver of any such rights or remedies Owner has by reason of a future default by Operator.

4.11       Owner’s Right to Reserve Rooms and Facilities; Meals for Owner Personnel. Notwithstanding Operator’s responsibility to set room rates and occupancy policies for the Hotel, Owner shall have at all times the right to reserve Guest Rooms or other facilities of the Hotel (including banquet, reception, catering and other services) at the prevailing rates then charged by the Hotel or other special rates set forth in the Annual Plan. Owner shall have the right within reason to use or grant others the right to use guest rooms and facilities of the Hotel and receive meals at Hotel restaurants on a complementary basis, as determined by Owner, upon reasonable notice to Operator. All complementary rooms, facilities and meals given under this Section 4.11 must be approved in advance in writing by an authorized representative of Owner.

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4.12       Credit and Pricing Policies. Operator will propose in connection with each Operating Budget, the rate and price schedules for all rooms, products and services provided at the Hotel.

4.13       Owner’s Right to Access. Owner and all of its duly authorized officers and representatives and other persons duly authorized by Owner are entitled to have access to the Hotel and to all of the facilities in the Hotel at all times. In gaining access to the Hotel, Owner and duly authorized persons must use reasonable care not to disrupt the operation of the Hotel in any material respect.

4.14       Parking. The Hotel is served by a parking garage that is located in the Project beneath the Hotel. The parking garage is not part of the Hotel. Parking rates will be determined by Owner and the parking operator or other person in control of the parking garage for Hotel employees, Hotel guests (on a 24 hour in and out basis) and banquet patrons, taking into account parking rates charged at comparable hotels in the San Francisco central business district.

4.15       Travel Expenses. Operator shall use reasonable efforts to economize on airfares and other travel expenses incurred in connection with Operator’s performance of its obligations under this Agreement that Operator desires to have reimbursed to it as Gross Operating Expenses, and in no event shall Operator be entitled to pay or include in Gross Operating Expenses any airfare in excess of the coach or economy fare reasonably available for the flight in question.

4.16         Name of Hotel. Subject to compliance with any requirements of the Franchise Agreement, the name of the Hotel shall be selected by Owner in its sole and absolute discretion and may be modified by Owner in its sole and absolute discretion. Owner recognizes that Operator has experience in naming and marketing of hotels and will consult with Operator before changing the Hotel name, but the final decisions on the name of the Hotel and any change in the name shall be that of Owner in its sole and absolute discretion.

4.17       Storage Space. Operator shall have the right to use for purposes of storage in connection with the operation of the Hotel the spaces located in the Project parking garage shown on Exhibit H attached to and made a part of this Agreement or other storage spaces of similar size located in the Project parking garage that may be designated from time to time by Owner as being for Hotel use.

ARTICLE 5   RELATIONSHIP OF THE PARTIES

In the performance of this Agreement, Operator shall act as an agent and fiduciary. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making either Operator or Owner a partner or joint venturer with the other party or as creating any similar relationship or entity, and Owner and Operator each agree that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving Operator and Owner. This Agreement is a contract for the provision of services by Operator to Owner. This Agreement does not grant, and Operator does not have, by virtue of this Agreement, or otherwise any interest in the Property. Neither this Agreement nor any rights of Operator under this Agreement constitute or create a lien or encumbrance on the Hotel or any part thereof.

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ARTICLE 6   ADVERTISING

Subject to and in strict compliance with the provisions of the Franchise Agreement, if any, and the other provisions of this Agreement, Operator shall arrange and contract for all advertising which Operator may reasonably deem necessary, in accordance with this Agreement, for the operation of the Hotel. The Hotel generally shall be advertised by Operator under the name designated in the Franchise Agreement, or if none, the name designated from time to time by Owner. Subject to any limitations contained in the Franchise Agreement, Operator in its advertising and marketing of the Hotel shall feature the existence of the spa in the Hotel and promote the spa as a prominent amenity of the Hotel.

ARTICLE 7   RESERVE

7.1        Reserve. The Reserve shall be funded pursuant to Section 7.2, and theamounts in the Reserve shall be used to cover the cost of FF&E expenditures as described in Section 4.5(d) in accordance with the Approved Capital Budget. All FF&E acquired and installed and all capital improvements, whether done in accordance with this Section 7.1 or otherwise, shall be the property of Owner.

7.2       Transfer to Reserve. Subject to the terms and provisions of this Section 7.2, during each Accounting Period, Operator shall deposit out of Gross Operating Revenues into the Reserve an amount specified by Owner or required by the Franchise Agreement or any mortgagee of Owner.

7.3        Annual Adjustment. At the end of each Fiscal Year and following receiptby Operator of the annual accounting referred to in Article 10, an adjustment will be made to such annual account, if necessary and if available, so that the appropriate amount shall have been deposited in the Reserve.

7.4        Maintenance of Reserve. Checks or other documents of withdrawal shallbe signed by representatives of Owner, and Operator shall not have any signing or otherauthority to make withdrawals from the Reserve, unless Owner otherwise agrees. The proceeds from the sale of FF&E no longer needed for the operation of the Hotel shall at the option of Owner be deposited in the Reserve, but not be credited against the obligation of Operator to deposit cash in such fund for the then current Fiscal Year. The Reserve shall be maintained in an interest bearing account for the benefit of Owner. All interest earned or accrued on amounts invested from the Reserve shall at the option of Owner either be paid to Owner or be added to the Reserve (but shall not be credited against Owner’s obligations to fund the Reserve), and shall not constitute Gross Operating Revenues or be included therein.

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7.5        Accumulation of Reserve. At the end of each Fiscal Year, any amountsremaining in the Reserve shall be carried forward to the next Fiscal Year, and shall be in addition to the amount to be reserved in the next Fiscal Year.

7.6        Final Remittance. Upon expiration or termination of this Agreement,Owner may withdraw all the funds remaining in the Reserve.

ARTICLE 8   REPAIRS AND MAINTENANCE AND CAPITAL IMPROVEMENTS

8.1        Repairs and Maintenance. Operator shall, from time to time, make suchexpenditures from Gross Operating Revenues for repairs and maintenance including service contracts (“Repairs and Maintenance”) as required by any Mortgage or Legal Requirements or as are reasonably necessary to maintain the Hotel in good operating condition and in material compliance with the First Class Hotel Standard, including but not limited to repairs and maintenance of HVAC, mechanical and electrical systems, exterior and interior repainting, resurfacing building walls, waterproofing of exterior surfaces of floors, and roofs, or the like. Except in the event of an emergency due to casualty or act of God under circumstances in which it would be unreasonable to seek to obtain prior approval and provided that Operator shall notify Owner of any such expenditure within 24 hours thereof, all expenditures for the foregoing shallbe as provided in the Annual Operating Budget and the Approved Capital Budget. If any such Repairs and Maintenance shall be made necessary by any condition against the occurrence of which Owner has received the guaranty or warranty of a builder or of any supplier of labor or materials for the Hotel or its construction, Operator may invoke said guarantees or warranties inOwner’s or Operator’s name, and Owner will cooperate in all reasonable respects with Operator in the enforcement thereof.

8.2        Capital Improvements. Owner may, from time to time, at its sole expense,make such replacements, substitutions, alterations, additions or improvements (exclusive of FF&E) in or to the Hotel as Owner shall determine, or as may be necessary to comply with any Mortgage, the Franchise Agreement, or Legal Requirements, or to maintain the Hotel pursuant to a First Class Hotel Standard. Owner will consult with Operator concerning such replacements, substitutions, alterations, additions and improvements. If structural repairs or changes in the Hotel or extraordinary repairs to or replacements of any equipment (exclusive of FF&E) included in the definition of Building and Appurtenances (collectively, “Capital Improvements”) shall be required at any time during the term of this Agreement by the terms of any Mortgage or the Franchise Agreement or to maintain the Hotel in good operating condition or by reason of any Legal Requirements, or by order of any governmental or municipal power, department, agency, authority or officer, or otherwise, or because Operator and Owner jointly agree upon the desirability thereof, then in such event Owner may make any and all such repairs, changes or replacements at Owner’s expense, to the extent funds are not allocated in the Approved Capital Budget from the Reserve for such purposes. Such repairs, changes and replacements shall be made with as little hindrance to the operation of the Hotel as reasonably possible. Notwithstanding the foregoing, as long as the Hotel can continue to operate without interruption, Owner shall have the right to contest the need for any such repairs, changes or replacements required by any Legal Requirements and may postpone compliance therewith, if so permitted by law. Any recommendations of Operator of Capital Improvements shall be submitted in conjunction with the Capital Budget for the Fiscal Year.

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8.3        Service Contracts. Subject to any limitations on Operator’s authoritycontained in Article 2 or elsewhere in this Agreement, Operator, without requiring the consent of Owner, shall enter into any contract for cleaning, maintaining, repairing or servicing the Hotel or any of the constituent parts of the Hotel as Operator deems necessary for the operation of the Hotel.

Unless otherwise approved by Owner, all service contracts shall: (a) be in the name of Operator, (b) be assignable, at Owner’s request, to a nominee, (c) to the extent customary, include a provision for cancellation thereof by Owner or Operator upon not more than thirty (30) days’ written notice, and (d) shall require that all contractors provide evidence of such insurance as is customarily carried by other contractors involved in similar servicing arrangements. If this Agreement is terminated, Operator shall assign to Owner or Owner’s nominee, all service agreements pertaining to the Hotel; Owner, or Owner’s nominee, agree, or will agree, to accept or assume the obligations of Operator under such agreements arising from and after the date of the assignment.

8.4        Liens. Owner and Operator shall use all commercially reasonable effortsto prevent any liens from being filed against the Hotel which arise from any maintenance, changes, repairs, alterations, improvements, renewals or replacements in or to the Hotel and, if any such liens are filed, Operator shall obtain the release thereof prior to the institution of legal proceedings in connection therewith. The cost of obtaining such release shall be included in Gross Operating Expenses, unless the imposition of the lien results from a default by Operator or Owner, in which event the cost of obtaining such release shall be borne by Operator or Owner, as applicable; provided, however, that if the underlying expense for which the lien was recordedwould have been a Gross Operating Expense if paid before the lien was recorded, such expense shall be included in Gross Operating Expenses, and only any additional costs, such as interest, penalties and attorney’s fees paid or incurred in obtaining the release of the lien, shall be charged to the defaulting party.

8.5        Notice of Unavoidable Interruptions. In the event of any occurrenceconstituting an Unavoidable Interruption, Operator shall promptly notify Owner of such occurrence and shall keep Owner informed as to the extent and impact thereof on the Hotel.

ARTICLE 9   WORKING CAPITAL AND BANK ACCOUNTS, DISTRIBUTION OF
NET OPERATING INCOME

9.1        Working Capital. Owner shall provide initial Working Capital in theamount of $550,000 which will be deposited by Owner in the Operating Account on or before the Effective Date and will provide to Operator for use in the operation of the Hotel any inventories left at the Hotel by the prior operator. To assure that the appropriate amount of Working Capital is maintained for the uninterrupted and efficient operation of the Hotel, Operator may propose to Owner that the level of Working Capital to be maintained in the Operating Account be increased or decreased on an annual basis by Operator, and upon approval by Owner of the change in the amount of Working Capital, either any excess Working Capital shall be distributed to Owner or used as Owner directs or with respect to any increase in the Working Capital approved by Owner, either Owner at its option shall authorize Operator to retain the additional amount from Gross Operating Revenues or fund the additional amount of Working Capital into the Operating Account. Owner will authorize retention of Gross Operating Revenues in the Operating Account as Working Capital in the amount approved by Owner. If the Gross Operating Revenues are not adequate therefor, Operator may deliver a notice to Owner requesting that Owner deposit the funds needed for Working Capital within thirty (30) days after delivery of the request to Owner. All unexpended Working Capital, Inventories and Operating Equipment and Supplies purchased with Working Capital shall remain the property of Owner.

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9.2        Operating Account. Operator shall open one or more Operating Accounts,at one or more banks in the city where the Hotel is located designated by Owner, all of which accounts may only be drawn upon by the signatories authorized under this Section 9.2. Operator shall deposit into the Operating Account as and when received all items of Gross Operating Revenues and all other income and revenues derived from operation of the Hotel. All of such funds, whether or not deposited into such accounts, shall be solely the property of Owner. All funds (exclusive of funds deposited in the Reserve and house banks at the Hotel) received by Operator in the operation of the Hotel, and funds for Working Capital provided by Owner or retained by Operator from Gross Operating Revenues, shall be deposited in the Operating Account. Amounts in the Operating Account may be temporarily withdrawn and invested by Operator in any Permitted Investments, having due regard for the timing of cash needs. From the Operating Account, Operator shall pay all Gross Operating Expenses (other than the excess FF&E if funded by Owner) before any penalty or interest accrues thereon, however, taking into account sound cash management. All interest earned or accrued on amounts invested from theOperating Account shall be added to the Operating Account but shall not constitute Gross Operating Revenues and unless Owner otherwise directs Operator, the interest shall be paid to Owner as part of its monthly distributions pursuant to Section 9.3. The following shall be the requirements for the signing and authorization of all checks or other documents of withdrawal from the Operating Accounts: (a) withdrawals for payments otherwise permitted or required by this Agreement not exceeding $10,000 shall be signed by two or more authorized signatories of Operator; and (b) withdrawals for payments otherwise permitted or required by this Agreement of more than $10,000 shall be signed by two or more authorized signatories of Operator designated in accordance with policies mutually approved by Owner and Operator, and if over $25,000 must also be approved in advance by Owner. Additionally, representatives of Owner shall have the right to withdraw funds from such accounts provided reasonable notice of such is given to Operator and such withdrawal does not have a material adverse impact on the operations of the Hotel. During any period that Operator is in default under this Agreement, in addition to any other rights and remedies, Owner may suspend in whole or in part the authority of Operator and its authorized signatories to draw upon the Operating Accounts.

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9.3        Distribution of Net Operating Income. Operator shall distribute to Ownerwithin seventeen (17) days after the close of business of each Accounting Period the Net Operating Income for such Account Period, less any amount required to restore the Operating Account cash reserves to an amount not less than the Working Capital (provided that there has been sufficient positive cash flow to build the Operating Account balance to such an amount). Owner may from time to time provide Operator with instructions regarding the distribution of cash flow for any purpose, including without limitation, satisfaction of reserve or other cash requirements established by Owner or any lender pursuant to any loan agreement, mortgage note, mortgage or other security instrument related to the Hotel. Operator shall thereupon make distributions only in accordance with such instructions.

9.4       Final Remittance. Upon the expiration or termination of this Agreement,all remaining amounts in (a) the Reserve and (b) the Operating Account, after payment of all Gross Operating Expenses for which bills were received to date and after payment of Operator’s Management Fee, shall be transferred forthwith to Owner by Operator. Except as provided in Section 22.1, Owner shall pay, or cause to be paid, and shall hold Operator harmless from and against all Gross Operating Expenses accrued in accordance with the Uniform System of Accounts and this Agreement and invoices related to Gross Operating Expenses received after Operator has transferred all funds to Owner.

9.5        Lender Requirements. The provisions of this Article 9 and any otherprovisions of this Agreement regarding cash management or the handling of Hotel funds are subject to any requirements regarding cash management and handling of Gross Operating Revenues and other Hotel funds, including but not limited to lock box or similar arrangements, of the holder of any Mortgage, and within ten (10) days after being requested in writing to do so, Operator will join in any commercially reasonable agreement, acknowledgment or consent with respect thereto required by the holder of any Mortgage.

ARTICLE 10   BOOKS, RECORDS AND STATEMENTS

10.1       Books and Records. Operator shall keep full and adequate books of account and other records reflecting the results of operation of the Hotel in accordance with the Uniform System of Accounts and generally accepted accounting principles. The books of account and all other records relating to or reflecting the operation of the Hotel, including accounts receivable, accounts payable, and general ledger, all on an accrual basis in accordance with the Uniform System, files, correspondence, information regarding group bookings, reservation lists, ledgers, bank statements for the Operating Account and Reserve, accounting books and records, electronic data relating to the Hotel, insurance policies, bonds and other documents, agreements, leases, licenses, records and plans (including, without limitation, the as-built or record set plans) relating to the operation of the Hotel shall be kept at the Hotel and shall be available to Owner and its representatives and its auditors or accountants, at all reasonable times for examination, audit, inspection, transcription and photocopying at Owner’s sole cost and expense. Copies of any or all books and records may be kept at Operator’s offices in Dallas, Texas. All of such books and records pertaining to the Hotel, including, without limitation, books of account, guest records, front office records, centralized books and records and books and records in electronic form, at all times shall be the property of Owner and except for centralized records, shall not be removed from the Hotel by Operator without Owner’s approval and consent. Operator shall, on behalf of Owner, be responsible for the processing of all credit card accounts and other accounts receivable, the preparation and maintenance of all forms and records relating to sales and use taxes, including but not limited to transient and hotel occupancy taxes, with respect to Hotel operations, and the establishment and maintenance of payroll systems for Hotel employees and related personnel records. Upon any termination of this Agreement, Operator shall immediately turn over all of such books and records forthwith to Owner at a location designated by Owner so as to insure the orderly continuance of the operation of the Hotel, but such books and records shall thereafter be available to Operator at allreasonable times for inspection, audit, examination and transcription for a period of seven (7) years. Whether before or after the expiration of this Agreement, Operator shall not use any Hotel guest records or other guest information for any purposes, other than as necessary to perform its obligations under this Agreement, and subject to the rights of the Franchisor under the Franchise Agreement, all guest information shall belong to Owner.

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10.2      Financial Reports. Operator shall deliver to Owner reports of all transactions occurring during the Accounting Period. For each Accounting Period, the Accounting Period Report is to be received no later than the 21st day following the close of each Accounting Period and must provide all items and reports as required by Owner in accordance with the example set forth in Exhibit C. The reports shall include a comparison of periodic and year-to-date actual revenues and expenses with the Annual Operating Budget as well as a periodic and year-to-date comparison of such actual revenues and expenses with those of the prior Fiscal Year; a balance sheet as of the last day of the Accounting Period; Operator’s Management Fee; and any expense reimbursement to Operator or its Affiliates; calculation and computation of the distribution of Net Operating Income; a reserve reconciliation showing acquisition and disposal report of FF&E; the Capital Budget and any expenditures year-to-date and all other reports or information as required by Owner. On or before two (2) business days after the delivery of any internal financial and operational reports concerning the Hotel,including but not limited to month end “flash” reports, Operator shall deliver to Owner a copy of the report.

Financial reports must be accompanied by a certificate of Operator’s designated accounting officer certifying that such statement was prepared under such officer’s direction and in such officer’s opinion is true and correct. Within seventy-five (75) days after the end of each Fiscal Year, Operator shall deliver to Owner an annual accounting, which, at Owner’s request, shall be audited and certified by the Independent Public Accountant, showing the results of operation of the Hotel during the Fiscal Year and a computation of Gross Operating Revenues, Gross Operating Expenses, and Net Operating Income, if any, and any other information necessary to make the computations required hereby or which may be requested by Owner, all for such Fiscal Year. The annual accounting for any Fiscal Year shall be controlling over the interim accountings for such year.

10.3        Audits by Owner. Owner shall have the right or on such more or less frequent basis as Owner shall desire, to perform a complete audit of the Hotel (including inventories) either by Owner’s internal personnel or by a third party auditor retained by Owner. The audit may cover all items of expense and revenue under this Agreement including, but not limited to, Gross Operating Revenues, Gross Operating Expenses, depreciation, and the Management Fee. The cost of one such audit during each Fiscal Year shall be a Gross Operating Expense, provided such cost is reasonable and customary for such audits within the City of San Francisco. If, as a result of such audit, it is ultimately determined that amounts paid or reimbursed to Operator exceeded the amounts required to be paid or reimbursed pursuant to this Agreement, Operator shall within ten (10) after delivery of Owner’s demand, pay to Owner the amount of the excess payment, together with interest thereon from the date paid to Operator until the date payment is made to Owner at the rate set forth in Section 31.15. In the absence of manifest error, any audit conducted by a qualified third party auditor retained by Owner shall be binding upon the parties, and if the audit shows a difference of more than 3% between the Gross Operating Revenues or Gross Operating Expenses reported by Operator and the Gross Operating Revenues or Gross Operating Expenses determined by the qualified third party auditor, in addition to any other rights and remedies of Owner, Operator shall pay the cost of the audit, and it shall not be entitled to charge the cost as a Gross Operating Expense or recover it as an Operator’s Expense.

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ARTICLE 11   OPERATOR’S MANAGEMENT FEES

In respect to the management services hereunder, Operator shall receive or shall be entitled to receive the following management fees (“Management Fee”):

(a)        for each Fiscal Year, Operator shall be entitled to a base management feeof up to two and one half percent (2.5%) of the Gross Operating Revenues for the Fiscal Year. Of that amount, one and three fourths percent (1.75%) of the Gross Operating Revenues for an Accounting Period shall be paid on or before seventeen (17) days after the end of thatAccounting Period, and the balance of three fourths percent (.75%) of the Gross Operating Revenues shall be deferred, subordinated and paid only to the extent that the Partially AdjustedNOI for the Fiscal Year exceeds the amount of the Owner’s Return for that Fiscal Year and Owner has received from distributions of NOI for the Fiscal Year an amount equal to or greater than its Owner’s Return for such Fiscal Year. Provided that as of the end of an Accounting Period the amount that Owner has received during a Fiscal Year from distributions of NOI for that Fiscal Year, less any payments made by Owner during that Fiscal Year for Working Capital or other amounts that are deductible from NOI in determining Partially Adjusted NOI, exceeds the full Owner’s Return for that Fiscal Year, Operator shall be paid, to the extent funds are available for that purpose in the Operating Account as of the end of that Accounting Period, the amount of the unpaid subordinated Management Fee accrued as of the end of that Accounting Period, and if thereafter for such Fiscal Year (including at the end of such Fiscal Year) as a result of payments by Owner that are deductible in determining Partially Adjusted NOI, the net amount received by Owner is less than the full Owner’s Return, Operator shall be required to pay to Owner within ten (10) days the lesser of the subordinated Management Fee received by Operator for that Fiscal Year or the amount of the deficiency in payment of the full Owner’s Return to Owner. If sufficient Partially Adjusted NOI after payment of the Owner’s Return for a Fiscal Year is not available to pay any part of the deferred base management fee, such deferred amount shall be forfeited, shall not be carried forward to any other Fiscal Year, and Operator shall not have any right to payment of such deferred amount; and

(b)        for each Fiscal Year, subject to the limitation on the total Management Feefor a Fiscal Year set forth below, Operator shall be entitled to an incentive management fee equal to (i) five percent (5%) of the first Two Million Dollars ($2,000,000.00) of Fully Adjusted NOI for that Fiscal Year, plus (ii) ten percent (10%) of the next Two Million Dollars ($2,000,000) of Fully Adjusted NOI, plus (iii) fifteen percent (15%) of the amount by which Fully Adjusted NOI for that Fiscal Year exceeds Four Million Dollars ($4,000,000). For any partial Fiscal Year, the dollar amounts in this subparagraph (b) shall be prorated;

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provided that the aggregate Management Fee (consisting of the base management fee and incentive management fee) payable for each Fiscal Year shall not exceed four percent (4%) of the Gross Operating Revenues of the Hotel for that Fiscal Year.

ARTICLE 12   INSURANCE

12.1        Insurance. Throughout the Term, to the extent available on commercially reasonable terms, Owner shall provide and maintain the following insurance coverages, unless Owner shall by notice in writing to Operator elect to have Operator provide any such insurance (which election may be made, canceled and remade, from time to time, at Owner’s election):

(a)        special form property damage insurance sufficient to cover thereplacement cost of the Project and each of its component parts, including real and personal property, against direct damage from special form risks (including earthquake and, flood, if applicable, at the direction of Owner). Boiler and machinery insurance, debris removal, demolition, increased cost of construction and electronic data processing shall also be covered at sub-limits established by Owner. Business interruption and extra expense rental loss, as further described in (e) below, shall be included for Owner’s interest (for purposes of such coverage,Gross Operating Expenses shall include ongoing Management Fees as if no loss had occurred payable to Operator only out of insurance proceeds paid on account thereof from which Owner shall continue to pay Operator its Management Fees for the period of coverage). Coverage shall be written with a replacement cost endorsement where applicable or its equivalent for the special form coverage and in aggregate amounts to be specified by Owner for earthquake, flood and other additional coverages. Initially, the deductible amount shall not be more than the lesser of $20,000 for each occurrence or 1% of the total insurable value of the Project for the special form coverage, and the deductibles for earthquake and other additional coverages shall be established by Owner. If Operator is arranging the property insurance, it shall arrange such other or additional insurance in such amounts and against such risks as Owner shall reasonably deem necessary with respect to the buildings, facilities and contents of the Project, including any insurance coverages required by the Franchise Agreement or any Mortgage. The cost of the special form property damage insurance and any other property insurance on the Project shall be allocated between the Hotel, Chinese Cultural Center, spa premises, gift shop premises and parking garage on a fair and equitable basis by Owner;

(b)         Commercial general liability insurance in amounts satisfactory to Owner, but in any event not less than $1,000,000 for each occurrence and $2,000,000 in the aggregate (with a per location aggregate), for personal injury and death and property damage, which shall, among other risks, include coverage against liability arising out of the ownership or operation of motor vehicles, as well as coverage in the said amount against all claims brought in the United States, Canada or United States possessions arising out of alleged (i) bodily injury, (ii) death, (iii) property damage, (iv) assault or battery, (v) false arrest, detention or imprisonment or malicious prosecution, (vi) libel, slander, defamation or violation of the right of privacy, (vii) liquor law or dram shop liability, (viii) product liability, (ix) advertising liability, (x) products and completed operation coverage, and (xi) terrorism coverage, as long as terrorism coverage is reasonably available on terms reasonably acceptable to Owner. The insuring party shall also carry excess liability coverage in an amount not less than $25,000,000;

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(c)          Worker’s compensation insurance and employers liability insurance or insurance required by similar employee benefit acts as well as insurance having a minimum per occurrence limit as Operator may deem advisable against all claims which may be brought for personal injury or death of Hotel employees, but in any event not less than $1,000,000 or the amounts prescribed by the law of the State whichever is greater;

(d)          Fidelity bonds, with a blanket limit of $500,000, covering the Hotel’s employees having check signing authority, and comprehensive crime insurance to the extent that Owner deems such to be necessary for the Hotel (including money and securities, loss inside Hotel, loss outside Hotel sublimited at $25,000 each. Depositor’s forgery with a limit of $300,000 and deductible of $5,000 and counterfeit currency with a limit of $5,000 and a $1,000 deductible shall be carried;

(e)        Business interruption insurance and rental loss insurance, as applicable, covering loss of income to Owner arising from Project operations and rental for a minimum period of twelve (12) months resulting from interruption of business caused by the occurrence ofany of the risks insured against under the property insurance (including earthquake, unless otherwise agreed by Owner);

(f)          Bailee coverage applicable to Hotel operations only (broad form including safety deposit box legal liability), with a limit of $25,000 per occurrence and a deductible of $1,000, including innkeeper’s legal and checkroom legal coverages;

(g)         Comprehensive automobile liability insurance at $1,000,000 Combined Single Limit;

(h)          Employment practices liability insurance, including coverage for sexual harassment, wrongful discharge and discrimination; and

(i)           Garagekeepers legal liability insurance applicable to Hotel operations only.

The cost of such insurance shall be charged as a part of Gross Operating Expenses. Operator shall notify Owner and the insurance carrier within twenty-four (24) hours after Operator receives notice of any such loss, damage or injury.

12.2       Modification of Insurance. Owner may elect to increase or decrease the limits of the above insurance coverage and to carry other or additional reasonable and customary insurance. All premiums on any increased limits of, or other or additional, insurance coverage required by Owner under the immediately preceding sentence shall be paid by Operator and shall be included in the Gross Operating Expenses. If any of the required coverages is not available, Owner shall not have any obligation to provide such coverages, and if Owner has previously elected to have Operator provide the coverages, Operator shall inform Owner of the deviation from the requirements and shall continue to provide coverage meeting all of the other requirements of this Article 12. If Owner has elected to have Operator provide any of the coverages and the unavailability of coverage is due to insurer restrictions, provided that Operator has conducted a process of due diligence to comply with the requirement, the failure to satisfy the insurance requirement in question shall not be a default by Operator under this Agreement.

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12.3      Subcontractor’s Insurance. Operator shall require that all majorsubcontractors performing work on the Hotel or Hotel Property carry at their expense Worker’s Compensation, Employer’s Liability and Commercial General Liability in commercially reasonable coverage amounts, and that all major subcontractors performing work on the Hotel have coverage at the subcontractor’s expense in the following minimum amounts:

(a)          Worker’s Compensation - Statutory amount or its equivalent under applicable law.

(b)          Employer’s Liability - $1,000,000 minimum, where required by applicable or equivalent law.

(c)          Commercial General Liability

(i)	$100,000 Bodily Injury per Person $1,000,000 per Occurrence $1,000,000 Property Damage

-or-

(ii)	$1,000,000 Combined Single Limit Each major subcontractor shall also carry excess liability coverage in an amount not less than $5,000,000.

(d)         Automobile Liability-$1,000,000 minimum.

A major subcontractor is any subcontractor (i) receiving compensation in excess of $100,000 (subject to adjustment for increases in the CPI between the date hereof and the date of such services) or (ii) performing hazardous services. Operator must obtain Owner’s permission to waive any of the above requirements. Higher amounts may be required if the work to be performed is sufficiently hazardous in nature. Operator shall obtain and keep on file a Certificate of Insurance which shows that the subcontractor is so insured.

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12.4      Form of Policies. All insurance required by Sections 12.1,12.2 and 12.3 shall be in such form (if ISO forms are used, the “Special” form should be used for those coverages for which it is available) and with such companies as shall be reasonably satisfactory to Owner provided that such company shall have a minimum Best rating of A- Class VIII, and shall comply with the requirements of any Mortgage and the Franchise Agreement. Insurance may be provided under blanket policies of insurance on an agreed value basis with no co-insurance. All property insurance (including business interruption, extra expense and rental loss coverages) shall name Owner as insured, and so long as the Hotel is mortgaged pursuant to any Mortgage or otherwise shall be subject to a standard mortgagee clause in favor of the mortgagee or mortgagees. Operator shall not be an insured or loss payee under the property insurance, including business interruption coverage. With respect to the policies maintained under Section 12.1(b), (c) and (e) through (g) and 12.3, Owner and the Owner Indemnified Parties and Operator shall be named as either additional or named insureds, at the option of Owner, and Operator will be named as an additional insured, to the extent commercially feasible. Policies of insurance (to the extent applicable) shall (i) provide that the insurance company will have no right of subrogation against the mortgagee, Owner, Operator or any of their respective affiliated or subsidiary companies or the agents or employees thereof and (ii) provide that the proceeds thereof in the event of loss or damage shall, to the extent payable to any mortgagee, be payable notwithstanding any act of negligence or breach of warranty by Owner or Operator which might otherwise result in the forfeiture or nonpayment of such insurance proceeds. The liability insurance policies shall provide that the insurance will be deemed primary for Operator’s indemnification obligations under this Agreement and that any other insurance available to Owner shall not be called upon by these policies to contribute to Liabilities indemnified by Operator. The insuring party shall deliver to the other party complete certified copies of all of the insurance policies obtained by the insuring party containing coverages required by this Agreement, including but not limited to blanket and master policies, and all amendments,renewals and replacements thereof at least five (5) business days before the Effective Date as to the policies that will be in effect on the Effective Date and within ten (10) days after receipt in the case of any new policies, renewal policies, replacement policies and amendments. If Operator has obtained any of the coverages and Owner elects to obtain any of the required insurance, Operator shall cause the coverage being replaced to be canceled without penalty and with a pro rata refund of any prepaid premiums.

12.5       Certificates. For the purpose of insuring compliance with this Article 12, the insuring party shall furnish to the party certificates of all insurance required to be maintained pursuant to this Article 12. All such certificates for insurance obtained by Operator shall specify that the policies to which they relate cannot be canceled on less than thirty (30) days’ prior written notice to Owner (with the “endeavor to” and “failure to” language of the certificate omitted)

12.6       Waiver of Subrogation. Owner and Operator each waive any and all rights of recovery against the other (and against the partners, officers, employees and agents of the other party) for loss of or damage to such waiving party or its property or the property of others under its control, to the extent such loss or damage is covered by, or if the responsible party fails to maintain the required insurance hereunder, would have been covered by, the insurance required to be obtained by such waiving party; provided, however, that this waiver does not apply to any rights that any party may have to insurance proceeds from their respective insurance policies at the time of such loss or damage. Each party obtaining any of the insurance described in this Article 12 shall obtain from their insurance carriers a consent to such waiver.

12.7       Lender Requirements. If any Mortgage requires that funds be delivered into an impound account for purposes of payment of insurance premiums, Operator shall comply with the requirements of the Mortgage respecting payment of insurance premiums, including but not limited to the necessary deposits in the impound account for payment of insurance premiums.

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ARTICLE 13   REAL AND PERSONAL PROPERTY TAXES; UTILITIES

13.1      Taxes. Operator shall, on behalf of Owner, pay from the Gross Operating Revenues, on or before the dates the same become delinquent, with the right to pay the same in installments to the extent permitted by law, the Hotel’s allocable share (see (i) of the definition of Gross Operating Expenses) all real estate taxes, all personal property taxes and all assessments levied against the Hotel or any of its component parts. Operator shall promptly deliver to Owner all notices of assessments, valuations and similar documents to be filed by Operator or Owner which are received from taxing authorities by Operator. Owner shall have the right to hire property tax consultants or like professionals that reasonably provide economic benefits to Owner and the costs thereof shall be a part of Gross Operating Expenses. Notwithstanding the foregoing obligations of Operator, Owner may, at its sole expense, contest the validity or the amount of any such tax or assessment, provided that such contest does not materially jeopardize Operator’s rights under this Agreement. Operator agrees to cooperate with Owner and execute any documents or pleadings required for such purpose, provided Owner agrees to reimburse Operator for any out-of-pocket costs occasioned to Operator by any such contest. If anyMortgage requires that funds be delivered into an impound account for purposes of payment of real estate taxes and assessments, Operator shall comply with the requirements of the Mortgage respecting payment of real estate taxes and assessments, including but not limited to the necessary deposits in the impound account for payment of real estate taxes and assessments.

13.2       Utilities, Etc. Operator shall pay when due all fuel, gas, light, power, water, sewage, garbage disposal, telephone and other utility bills incurred in connection with the Hotel from the Gross Operating Revenues or Working Capital.

ARTICLE 14   OPERATOR SYSTEM SERVICES

14.1       Operator System Services. Owner and Operator contemplate that certain services, such as advertising, training and computer payroll, can be provided for the Hotel better, more efficiently and more economically on a central, regional or group basis rather than on an individual hotel basis (each such service, an “Operator System Service”).

14.2       Operator System Service Costs. Operator may provide an Operator System Service to the Hotel, and in such event the Hotel’s fair and equitable share of the cost thereof (excluding general administrative, overhead or other indirect expenses, profit or capital expense) shall constitute a Gross Operating Expense, so long as (a) the cost of the Operator System Service shall be allocated on a fair and equitable basis among the Hotel and the other hotels benefiting therefrom; (b) the basis for such allocation shall be explained by Operator in each Annual Operating Budget; (c) both the cost of the Operator System Service and the allocation of a share of that cost to the Hotel and such other hotels shall be subject to audit by Owner pursuant to Section 10.3 of this Agreement; (d) Owner has given its prior written approval of each such service, which may be withheld in its sole and absolute discretion; and (e) the cost of each such service shall be itemized in the Annual Operating Budget which shall contain a separate line item for travel expenses and a separate line item for Operator System Services. A schedule of Operator System Services shall be approved by Owner at the time of the AFP. The schedule shall specify the specific services that will be provided for the Fiscal Year and shall address the pro rata bases for reimbursable expenses by type of expense. Other system reimbursable expenses shall be approved by Owner before expensed. Operator shall, at Owner’s request, provide Owner with sufficient detail to support any charges relating to the line items for Operating System Services and travel expenses allocated to the Hotel. Operator shall identify the person in the corporate office to respond to questions.

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ARTICLE 15   DAMAGE OR DESTRUCTION; CONDEMNATION

15.1      Damage or Destruction. If the Hotel or any portion thereof shall be damaged or destroyed at any time or times during the Term by fire, casualty or any other cause, Owner may, at its election, repair, rebuild and replace the Hotel, in which case this Agreement shall remain in effect. If Owner elects to repair, rebuild or replace the Hotel, Owner shall undertake such work without expense to Operator. If Owner does not elect to repair, rebuild or replace the Hotel, and in its damaged condition, the Hotel cannot be operated in accordance with the First-Class Hotel Standard, then either Operator or Owner shall have the right to terminatethis Agreement upon no less than ninety (90) days’ notice to the other party. Operator shall not be entitled to any termination fee or other compensation as a result of the termination.

15.2        Condemnation. If the whole of the Hotel shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable, in the sole opinion of Owner, to operate the remaining portion of the Hotel in accordance with the First Class Hotel Standard, then the Term shall terminate as of the date title vests in the condemning authority. Operator shall not be entitled to any termination fee or other compensation as a result of the termination. Operator has no interest in any award paid to Owner. Nothing herein shall limit Operator from filing a separate claim against the condemnor for any loss to its business as a result of such condemnation, unless it would result in a reduction in Owner’s award. If only a part of the Hotel shall be taken or condemned and the taking or condemnation of such part does not, in the opinion of Owner, make it unreasonable or imprudent to operate the remainder in accordance with the First Class Hotel Standard, this Agreement shall not terminate, and so much of any award to Owner shall be made available as shall be reasonably necessary for making alterations or modifications of the Hotel, or any part thereof determined by Owner in its sole discretion, so as to make it a satisfactory architectural unit as a hotel or similar type and class as prior to the taking or condemnation. The balance of the award, after deduction of the sum necessary for such alterations or modifications, shall be retained by Owner, and Operator shall not have interest therein. Operator shall be entitled to make a separate claim against the condemnor (if allowed by law) for loss to its business as a result of such condemnation, provided the claim of Operator does not reduce the award available to Owner.

ARTICLE 16   TERMINATION

16.1      Termination by Owner. This Agreement may be terminated by Owner (i) upon at least sixty (60) days written notice to Operator in Owner’s sole discretion without cause; or (ii) upon foreclosure of any Mortgage, or (iii) upon or following the sale of the Hotel with at least fifteen (15) days written notice by Owner or the purchaser to Operator, provided that the notice is given on or before six (6) months after the date of closing of the sale, or (iv)immediately without notice by Owner for “Cause” as defined in this Agreement.

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16.2      Termination by Operator Based upon a Sale of the Hotel. This Agreement may be terminated by Operator in accordance with this Section 16.2, if Owner sells the Hotel to a person (“Prohibited Contract Party”) that Operator is prohibited from doing business by the terms of any other bona fide, arms length contract between Operator and an unaffiliated third party. To exercise this termination right, Operator must deliver notice thereof to Owner on or before fifteen (15) days after Operator is notified of the name of the purchaser, and if Operator timely exercises its right to terminate, then unless earlier terminated under any other provision of this Agreement, this Agreement shall terminate one (1) year after the date of closing of the sale of the Hotel to the purchaser. Owner may deliver the names of prospective purchasers to Operator to determine whether a prospective purchaser is a Prohibited Contract Party, in which case Operator shall notify Owner of whether Operator considers the prospective purchaser to bea Prohibited Contract Party, and if Operator does not so notify Owner on or before fifteen (15) days after Owner’s delivery of the name of a prospective purchaser, Operator shall not have the right to terminate this Agreement based upon a sale to the prospective purchaser or any Affiliate of the prospective purchaser.

ARTICLE 17   RIGHTS AND OBLIGATIONS FOLLOWING TERMINATION

17.1       Rights and Obligations Following Termination. In addition to the rights and remedies otherwise available to the parties at law or in equity, the following provisions will apply following Termination pursuant to Article 16 or any other provision of this Agreement.

(a)          Operator shall quit, vacate, surrender, and deliver to Owner peacefully and promptly the Hotel and all Licenses and Permits and all books, records, accounts, contracts, keys, Working Capital, and all other pertinent and necessary documents and records pertaining to the Hotel and the operation thereof;

(b)          Operator shall deliver to Owner any and all of Owner’s properties and assets within the possession of Operator, including keys, locks and safe combinations, files, correspondence, information regarding group bookings, reservation lists, ledgers, bank statements for the Operating Account and Reserve, accounting books and records, all electronic data maintained by Operator relating to the Hotel (which data shall be delivered on computer disc in a format that is accessible and readable by Owner’s then current computer systems), insurance policies, bonds and other documents, agreements, leases, licenses, records and plans (including, without limitation, the as-built or record set plans) relating to the operation of the Hotel, provided that Operator may retain possession of copies of any of the foregoing;

(c)          Operator shall keep confidential all information concerning the Hotel obtained by Operator or in Operator’s possession, and not use any of the same for its own account, for the account of others or in any other manner that would directly or indirectly compete with the Hotel;

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(d)          Operator shall remit to Owner the balance (if any) of the Operating Account and the Reserve, after computation and disbursement to Operator of all accrued and unpaid Management Fees and reimbursable Operator’s Expenses;

(e)          As expeditiously as reasonably possible, prepare and deliver to Owner the financial reports required under this Agreement with respect to the final Accounting Period and Fiscal Year and remit to Owner the amount (if any) shown as owing to Owner in the final financial statements on account of previously overpaid Management Fee, reimbursableOperator’s Costs or other payments due under this Agreement; and

(f)         Operator shall do all acts and execute and deliver all documentsreasonably requested by Owner in connection with the transfer, all without consideration therefor, and otherwise reasonably cooperate with Owner and any successor operator to insure or facilitate orderly continuation of the business of the Hotel;

(g)          The rights and liabilities of the parties having accrued prior to Termination shall continue;

(h)          Operator will turn over possession of the Hotel in a clean, safe and secure manner;

(i)           With respect to certain employee benefit matters, each party shall have its respective obligations under Section 22.2 (b) and (c) which shall survive the Termination; and

(j)           The provisions of this Article 17 shall survive Termination.

17.2        Bookings Beyond Expiration of Term. Operator shall diligently discharge all its obligations under this Agreement during the whole of the Term, and in particular shall continue to advertise and promote the Hotel and actively seek and accept bookings notwithstanding that they are to occur after the expiration of the Term. Owner shall be responsible on its own account for all costs, charges and commissions payable for bookings made by Operator in the ordinary course of business of the Hotel which are for dates after the expiration of the Term. Operator shall at all times fully co-operate with and explain all aspects of the business and operation of the Hotel to Owner or any persons authorized by Owner to allow Owner or such persons to successfully and efficiently conduct the business after the expiration of the Term.

ARTICLE 18   EVENTS OF DEFAULT

18.1        Operator Defaults. Each of the following shall constitute an Event of Default by Operator:

(a)          The failure of Operator to pay any sum of money to Owner provided for herein when the same is payable or perform any of its obligations under Section 4.5, Section 4.8, or Articles 7,9, 10 (except Section 10.2), 12 or 13, if such failure is not cured within ten (10) days after written notice specifying such failure is given by Owner to Operator;

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(b)          Operator shall fail to keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Operator (with the exception of any such failure constituting an Event of Default under any other subsection of this Section 18.1), and such failure shall continue for a period of thirty (30) days after notice thereof by Owner to the Operator, provided that if such failure is incapable of cure within such thirty (30) day period and if Operator shall promptly, diligently and continuously pursue the cure thereof, then Operator shall have a period of sixty (60) days after notice thereof by Owner to Operator within which to effectuate the cure. If at the end of such sixty (60) day period the cure has not been effectuated notwithstanding Operator’s diligent and continuous attempts to cure, then at the request of Operator made at least ten (10) days before expiration of the 60 day cure period, Owner shall extend the cure for up to an additional thirty (30) days, if in Owner’s reasonable opinion, the default is capable of cure within such additional period as Owner may permit and the extension will not have a materially negative effect on the financial performance of the Hotel;

(c)          An assignment by Operator in violation of the provisions of Article 21 hereof;

(d)          If Operator shall fail to maintain and operate the Hotel in accordance with the standards required under Section 2.1 and such failure shall not be due to a refusal on the part of Owner to approve the AFP submitted by Operator under Section 4.5, or Owner’s failure to provide funds requested pursuant to Section 9.1 and shall continue for a period of thirty (30) days after written notice by Owner to Operator specifying the matters or conditions which constitute the basis for such Event of Default, provided that if such failure is incapable of cure within such thirty (30) day period and if Operator shall promptly, diligently and continuously pursue the cure thereof, then Operator shall have a period of sixty (60) days after notice thereof by Owner to Operator within which to effectuate the cure. If at the end of such sixty (60) day period the cure has not been effectuated notwithstanding Operator’s diligent and continuous attempts to cure, then at the request of Operator made at least ten (10) days before expiration of the 60 day cure period, Owner shall extend the cure for up to an additional thirty (30) days, if in Owner’s reasonable opinion, the default is capable of cure within such additional period as Owner may permit and the extension will not have a materially negative effect on the financial performance of the Hotel;

(e)          If Operator shall apply for or consent to the appointment of a receiver, trustee or liquidator of Operator or of all of a substantial part of its assets, admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Operator in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competition jurisdiction, on the application of a creditor, adjudicating Operator bankrupt or insolvent or approving a petition seeking reorganization of Operator or appointing a receiver, trustee or liquidator of Operator or all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of one hundred twenty (120) consecutive days;

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(f)          The filing of a voluntary petition in bankruptcy or insolvency or a petition for liquidation or reorganization under any bankruptcy law by Operator, or Operator shall consent to, acquiesce in, or fail timely to controvert, an involuntary petition in bankruptcy, insolvency or an involuntary petition for liquidation or reorganization filed against it;

(g)          The filing against Operator of a petition seeking adjudication of Operator as insolvent or seeking liquidation or reorganization or appointment of a receiver, trustee or liquidator of all or a substantial part of Operator’s assets, if such petition is not dismissed within ninety (90) days;

(h)          The failure of Operator to deliver to Owner on or before three (3) business days after the date when due any financial report or statement required to be delivered to Owner under Section 10.2, provided that only with respect to the first two (2) such failures in a Fiscal Year, Operator has not cured the failure within three (3) business days after Owner has delivered notice of the failure to Operator;

(i)          The failure of Operator to perform on or before three (3) business daysafter delivery of notice from Owner any of Operator’s obligations under Article 17;

(j)         The failure of Operator to execute and deliver any instrument requested by Owner to effectuate or evidence the subordination of Operator’s rights hereunder to anyMortgage in accordance with Section 30.1 or estoppel certificate under Section 31.7 within the time period provided in the applicable section;

(k)        Any willful misconduct, criminal misconduct, fraud or misappropriationof funds by Operator; or

(l)         Any other matter stated elsewhere in this Agreement to be an Event ofDefault by Operator.

18.2        Owner Defaults. Each of the following shall constitute an Event of Default by Owner:

(a)          The failure of Owner to pay or furnish to Operator any money Owner is required to pay or furnish to Operator in accordance with the terms hereof on the date the same is payable, if such failure is not cured within thirty (30) days after written notice specifying such failure is given by Operator to Owner.

(b)          Owner shall fail to keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner (with the exception of any such failure constituting an Event of Default under subsection (a), (c), (d), or (e) of this Section 18.2), and such failure shall continue for a period of forty-five (45) days after notice thereof by Operator to Owner, provided that if such failure is incapable of cure within such forty-five (45) day period and if Owner shall promptly, diligently and continuously pursue the cure thereof, then Owner shall have a period of ninety (90) days after notice thereof by Operator to Owner within which to effectuate the cure. If, at the end of such ninety (90) day period the cure has not been effectuated notwithstanding Owner’s diligent and continuous attempts to cure, then at the request of Owner, Operator shall extend the cure period for up to an additional ninety (90) days, if in Operator’s reasonable opinion, the default is capable of cure within such additional period as Owner may permit and the extension will not have a materially negative effect on the financial performance of the Hotel.

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(c)          If Owner shall apply for or consent to the appointment of a receiver, trustee or liquidator of Owner of all or a substantial part of its assets, or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Owner in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner a bankrupt or insolvent or approving a petition seeking reorganization of Owner or appointing a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of one hundred (120) consecutive days.

(d)          The filing of a voluntary petition in bankruptcy or insolvency or a petition for liquidation or reorganization under any bankruptcy law by Owner, or Owner shall consent to, acquiesce in, or fail timely to controvert, an involuntary petition in bankruptcy, insolvency or an involuntary petition for liquidation or reorganization filed against it.

(e)          The filing against Owner of a petition seeking adjudication of Owner as insolvent or seeking liquidation or reorganization or appointment of a receiver, trustee or liquidator of all or a substantial part of Owner’s assets, if such petition is not dismissed within ninety (90) days.

ARTICLE 19   TERMINATION UPON EVENT OF DEFAULT; OTHER REMEDIES

Upon the occurrence of an Event of Default, the non-defaulting party may: (i) terminate this Agreement by delivering notice of termination to the defaulting party; and (ii) pursue any and all other remedies available to the non-defaulting party at law or in equity.

ARTICLE 20   NOTICES

All notices, elections, acceptances, demands, consents and reports (collectively “notice”) provided for in this Agreement shall be in writing and shall be given to the other party at the address set forth below or at such other address as any of the parties hereto may hereafter specify in writing.

To Owner:	Justice Investors
750 Kearny Street, Room 502
San Francisco, California 94108
Attn: Mr. Geoffrey Palermo
Fax: 415-984-0783

and	Jeffer, Mangels, Butler &Marmaro LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, CA 90067
Attn: James R. Butler, Jr.
Fax: 310-712-8526

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To Operator:	Prism Hospitality, L.P.
13760 Noel Road, Suite 610
Dallas, TX 75240
Attn: Mr. Stephen L. Van
Fax: 214-987-9301

With a copy to:	Hughes Luce LLP
1717 Main Street, Suite 2800
Dallas, TX 75201
Attn: Zammurad (Bob) Feroze, Esq.
Fax: 214-939-5849

Such notice or other communication may be given by Federal Express or other nationally recognized overnight carrier or by electronic facsimile in which case notice shall be deemed given upon confirmed delivery. Notice may be mailed by United States registered or certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the post office. If mailed, then such notice or other communication shall be deemed to have been received by the addressee on the fifth (5th) day following the date of such mailing. Such notices, demands, consents and reports may also be delivered by hand, in which case it shall be deemed received upon delivery. Notices shall not be effective unless delivered by one of the means described above.

ARTICLE 21   ASSIGNMENT

21.1        Assignment by Operator. Operator may not assign its interest under this Agreement or any of its rights hereunder or assign or delegate its duties hereunder to any entity or person without the prior consent of Owner, which consent Owner may withhold in its sole and absolute discretion. Any assignment by Operator without Owner’s prior consent shall be null and void. Each of the following shall be deemed to be an assignment of this Agreement by Operator requiring Owner’s consent, as above provided: (a) the direct or indirect transfer of ten percent (10%) or more of the voting stock, general partnership interests or other equity interests in Operator, whether in a single transaction or series of transactions, (b) any material change in the individuals having operating responsibility for Operator, and (c) any other change in control of Operator; provided, however, that in the case of (a) or (b), if after the transfer or change, Steven Van will continue to own at least fifty five percent (55%) of the economic and voting interests in Operator and be the general partner, managing member or hold an equivalent position with complete control of Operator, the transfer described in (a) or change described in (b), as applicable, shall not be deemed to be an assignment of this Agreement by Operator. Any permitted assignment shall not relieve the assigning party of its liabilities and obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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21.2      Assignment by Owner. Owner shall have the right to assign or grant a security interest in this Agreement to a Mortgagee as security for its loan to Owner. Also, Owner shall have the right to sell, convey or otherwise transfer the Hotel or its interest in thisAgreement in its entirety, and unless this Agreement shall be terminated upon any such sale, conveyance or transfer, the new owner of the Hotel or the assignee of Owner’s rights under this Agreement, as the case may be, shall (unless the context otherwise requires) be considered to be the “Owner” for all purposes under this Agreement. Upon any permitted assignment of this Agreement and assumption by the assignee in writing delivered to Operator of Owner’s future obligations under this Agreement, Owner shall be relieved of any liabilities and obligations arising under this Agreement from and after the date of the assignment.

ARTICLE 22   INDEMNITY

22.1        By Operator. To the extent that Owner shall not be fully covered by insurance and to the maximum extent permitted by law, Operator will indemnify, hold harmless and protect Owner, its partners and Affiliates, and their respective partners, members, shareholders, officers, directors, employees, managers, contractors and agents, including but not limited to Evon Corporation, Portsmouth Square, Inc., and Chelsea Development Company (all of the persons indemnified under this Section 22.1 are referred to collectively as the “Owner Indemnified Parties”) from and against any and all claims, liabilities, losses, damages, costs and expenses including attorneys fees, court costs and litigation expenses (collectively, “Liabilities”) caused by, arising out of, or incurred in connection with (a) acts or omissions of (i) Operator, and (ii) agents or any other person for which Operator is legally responsible, constituting willful misconduct, violation of any Legal Requirements or breach of this Agreement, or (b) gross negligence of any corporate office personnel of Operator.

22.2       By Owner

(a)          To the extent that Operator shall not be fully covered by insurance, and except as provided in subparagraphs (b) and (c) below, Owner shall indemnify, hold harmless and protect Operator and its directors, officers, employees and agents from and against any and all Liabilities arising out of, or incurred in connection with the management and operation of the Hotel, except those that Operator is required to indemnify against under Section 22.1. Notwithstanding anything to the contrary contained in this Agreement, the following subparagraphs (b) and (c) shall cover liability arising out of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Multiemployer Pension Plan Amendments Acts of 1980 (“MEPPA”), respectively, as from time to time amended.

(b)        Employee Benefits: Employees, if any, of the Hotel who are not represented by a collective bargaining representative shall participate in the incentive programs and in the profit sharing and/or other employee retirement, disability, health, welfare or other benefit plan or plans now or hereafter made available by Operator to similarly situated employees of other Operator operated hotels, in accordance with their respective terms. Operator shall have the right to charge the Hotel with its allocable share of the cost of any such plan or plans and any contributions to be made thereunder provided that such charges and contributions shall be determined by Operator in good faith on a uniform basis with respect to charges and contributions imposed for the same or similar plans at other Operator operated hotels, which basis shall be consistent with the customary methods used by similar managementcompanies in the hospitality industry. Operator’s rights under this Subsection (b) shall be subject to the condition that Operator shall not put into effect any amendment to any existing plan, or adopt any additional plan, which is not imposed upon all other Operator operated hotels.

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Upon termination of this Agreement, the sale of the Hotel or other similar event, Operator shall cooperate with Owner with respect to disposition of such plan or plans (or plan assets) in a mutually satisfactory manner, all in compliance with then applicable regulatory requirements, with the objective of making the total contributions and expenses charged to Owner with respect to such plan or plans equal to the actual costs of providing benefits to employees at the Hotel during the Term hereof.

Operator does not now sponsor or maintain a defined benefit pension plan for any of its employees, and Operator shall not adopt any type of defined benefit pension plan for employees at the Hotel without Owner’s prior written consent, which may be withheld in its sole and absolute discretion.

(c)        Multiemployer Plans: Operator and Owner agree that with respect to anywithdrawal liability arising under any “multiemployer plan” (as defined in Section 3(37) of ERISA), the obligations of the parties shall be determined as follows:

(i)          Any multiemployer plan withdrawal liability arising with respect to employees at the Hotel shall be the responsibility of Owner, and Owner shall either pay the amount of such withdrawal liability directly to such plan or reimburse Operator for withdrawal liability payments made to such plan by Operator with respect to employees at the Hotel. Owner shall not have any liability or responsibility for withdrawal liability arising after the sale or other disposition of the Hotel or after the termination of this Agreement, whether by lapse of time or otherwise, except to the extent that such liability arises in connection with and is a direct result of such sale, disposition, termination or other similar event. To the extent permitted under then applicable laws and regulations, Operator shall cooperate with Owner in structuring transactions and transferring actual or contingent withdrawal liability to a successor in ownership or purchaser of the Hotel in accordance with “relief” provisions of ERISA, such as ERISA Section 4204 or then applicable statutory or regulatory provisions of a similar nature.

(ii)        For purpose of this subparagraph (c), the term “withdrawal liability” shall mean the actual amount assessed by and payable to a multiemployer pension fund upon a complete or partial withdrawal of the Hotel or Hotel employees from such fund. Operator shall cooperate with Owner in challenging a plan’s assessment of such liability, provided that all costs of litigation, arbitration or other procedures shall be paid by Owner (including any bonds that must be posted). If Operator has employees at other locations whoparticipate in the same multiemployer plan as employees at the Hotel, Owner shall be charged with and be responsible for multiemployer plan withdrawal liability arising solely with respect to the participation of Hotel employees in such plan. Operator shall indemnify, hold harmless and protect each of the Owner Indemnified Parties from and against any and all claims, liabilities,losses, damages, costs and expenses, including but not limited to attorney’s fees, court costs and litigation expenses, caused by, arising out of, or incurred in connection with, Operator’s and its employees participating in multiemployer plans (“Withdrawal Liability”) to the extent thatWithdrawal Liabilities arise from or relate to the participation in multiemployer plans of Operator employees who are not employees of the Hotel.

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22.3        Survival. This Article 22 shall survive Termination.

ARTICLE 23   NO REPRESENTATIONS AS TO INCOME OR FINANCIAL SUCCESS
OF HOTEL

In entering into this Agreement, Operator and Owner acknowledge that neither Owner nor Operator has made any representation to the other regarding projected earnings, the possibility of future success or any other similar matter respecting the Hotel, and that Operator and Owner understand that no guarantee is made to the other as to any specific amount of income to be received by Operator or Owner or as to the future financial success of the Hotel. Without limiting the generality of the foregoing, Operator acknowledges that while various plans for expansion, renovation and improvement of the Hotel have been discussed, Owner has not provided any assurances to Operator than any such plans will be undertaken, and Operator will not have any rights or remedies against Owner under this Agreement or otherwise if Owner does not undertake any such expansion, renovation or improvement of the Hotel.

ARTICLE 24   REPRESENTATIONS OF OPERATOR

In order to induce Owner to enter into this Agreement, Operator does hereby make the following representations and warranties:

(a)          the execution of this Agreement is permitted by the operative agreement of Operator and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Operator enforceable in accordance with the terms hereof;

(b)          to the best knowledge of Operator, there is no claim, litigation, proceeding or governmental investigation pending, or, as far as is known to Operator, threatened, against or relating to Operator, the properties or business of Operator or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially and adversely affect the ability of Operator to enter into this Agreement or to carry out its obligations hereunder, and to the best knowledge of Operator, there is no basis for any such claim, litigation, proceedings or governmental investigation, except as has been fully disclosed in writing to Owner; and

(c)          neither the consummation of the transactions contemplated by this Agreement on the part of Operator or be performed, nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Operator is a party or by which it is bound.

ARTICLE 25   REPRESENTATIONS OF OWNER

In order to induce Operator to enter into this Agreement, Owner does hereby make the following representations and warranties:

(a)          that Owner is the owner of the Hotel and Property;

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(b)          the execution of this Agreement is permitted by the operative agreement of Owner and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Owner enforceable in accordance with the terms hereof;

(c)          there is no claim, litigation, proceeding or governmental investigation pending, or as far as is known to Owner, threatened, against or relating to Owner, the properties or business of Owner or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially and adversely affect the ability of Owner to enter into this Agreement or to carry out its obligations hereunder, and there is no basis for any such claim, litigation, proceedings or governmental investigation, except as has been fully disclosed in writing to Operator; and

(d)          neither the consummation of the transactions contemplated by this Agreement on the part of Owner to be performed nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Owner is a party or by which it is bound.

ARTICLE 26   ARBITRATION

26.1         Disputes to be Resolved by Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof; or the relationship of the parties, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in San Francisco, California, before a sole arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State. Except as hereinafter provided to the contrary, the arbitration shall be administered by the Judicial Arbitration and Mediation Service (JAMS) pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the arbitrator’s award may be entered in any court having jurisdiction. The arbitrator shall, in the award, allocate all of the costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The arbitrator shall have, unless the parties mutually agree otherwise, substantial experience in matters related to the hospitality industry.

26.2         Procedural Matters. The arbitrator shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The parties will submit proposed discovery schedules to the arbitrator at thepre-hearing conference. The scope and duration of discovery will be within the sole discretion of the arbitrator. The arbitrator shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances. Either party may be represented in the arbitration by counsel or other authorized representative. In rendering a decision, the arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of California and the terms and provisions of this Agreement, and the arbitrator shall have no power to render a decision contrary to the terms of this Agreement or contrary to the statutory and decisional law of California. The arbitrator’s decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The decision must be based on, and accompanied by, a written statement of decision explaining, in reasonable detail, the factual and legal basis for the decision as to each of the principal controverted issues. The validity and enforceability of the arbitrator’s decision is to be determined exclusively by the California courts pursuant to the provisions of this Agreement.

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ARTICLE 27  TERMINATION OF THE FRANCHISE AGREEMENT

Owner reserves and shall have sole discretion, at any time to terminate the Franchise Agreement. While Owner may consult with Operator regarding any new franchise or license for the Hotel, the decision of whether to enter into a new franchise or license, the selection of the new franchisor and brand and the terms of the new Franchise Agreement shall be solely those of Owner. Owner will notify Operator promptly following the selection of a new franchisor and brand for the Hotel, and except as hereinafter provided, Operator may elect to terminate this Agreement, effective on the date of the actual change in the franchise if a new franchise is being entered into for the Hotel or ninety (90) days after termination of the existing Franchise Agreement if Owner has notified Operator that it will not enter into a new Franchise Agreement for the Hotel. Operator shall not be entitled to a termination fee or other compensation as a result of termination of this Agreement pursuant to this Article 27.

ARTICLE 28   NON-COMPETITION

28.1        Geographic Limitation. Neither Operator nor any Affiliate, successor or assignee of Operator shall develop, syndicate, own, invest, lease, operate, manage, franchise or license (or grant such rights to third parties), provide hotel related services or otherwiseparticipate either directly, indirectly or by any means in any other hotel within the Geographic Zone of the Hotel as designated on Exhibit D for a period beginning on the date of thisAgreement and ending four (4) months after the termination of this Agreement. Without limiting the rights and remedies of the parties under any provision of this Agreement, Owner shall be entitled, in the case of any breach (actual or threatened) of the covenants of this Section by Operator or any of its Affiliates, to injunctive relief and to any other right or remedy available at law or in equity. Operator acknowledges that compliance by Operator and its Affiliates with the restrictions imposed by this Section is necessary in connection with the fulfillment by Operatorof its duties as Owner’s agent and that Owner would not have entered into this Agreement in the absence of such restrictions.

28.2        Exhibit Halls, Convention Center. If Operator shall manage or operate any exhibit hall or convention center not located on the Property, but located within the Geographic Zone during the Term, there shall be no commingling of funds and no expenses related to the exhibit hall or convention center may be shared with or charged to the Hotel without the prior written approval of Owner, which may be withheld in its sole and absolute discretion.

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ARTICLE 29   EXCULPATION

29.1        Limitation on Recourse. Notwithstanding any other provision of this Agreement to the contrary, the liability of Owner arising out of or in connection with this Agreement and the transactions and obligations contemplated hereby shall at all times be limited to the interest of Owner in the Hotel, and in any litigation or any other dispute, neither Operator nor any other party shall seek or have recourse to any other asset of Owner or to Owner’spartners, members, associates, agents, executives or Affiliates. Without limiting the foregoing, neither Owner nor any party associated with Owner shall have any liability in excess of Owner’s interest in the Hotel for any act by Owner, including liability for the gross negligence, willful misconduct (either prior to or during term of or after the expiration or earlier termination of this Agreement) or breach of this Agreement by Owner.

29.2      Limitations on Funding Commitment. Notwithstanding any other provision of this Agreement to the contrary, but except as otherwise provided in this Section 29.2, Owner shall not be obligated at any time to pay, or advance or make available any funds to pay, any expenses of the Hotel, other than from the Gross Operating Revenues, and the failure to make any payment or fulfill any obligation because of insufficient Gross Operating Revenues shall not be considered a breach or default of this Agreement by Owner. If, however, Owner fails to make any payments for any Gross Operating Expenses incurred in accordance with this Agreement within thirty (30) days after delivery of written demand for any such payment made by Operator to Owner based upon the lack of funds in the Operating Account to pay such Gross Operating Expenses, and as a result of Owner’s failure to make the requested payment for Gross Operating Expenses, Operator cannot pay Gross Operating Expenses as they become due and reasonably fulfill its obligations under this Agreement with respect to the safe operation of the Hotel in accordance with the First-Class Hotel Standard, then while such circumstances continue to exist, Operator may terminate this Agreement upon fifteen (15) days’ advance written notice to Owner, and if such circumstances continue to exist for a period of ninety (90) days or more and Operator has not elected to terminate this Agreement, then while such circumstances continue to exist, Owner may terminate this Agreement upon at least sixty-five (65) days advance notice to Operator. Upon any such termination under this Section 29.2, but subject to the limitations on recourse contained in Section 29.1, Owner agrees to pay into the Operating Account any amount necessary to pay Gross Operating Expenses incurred prior to the date of termination for which funds are not available in the Operating Account, and Owner’s payment obligation under this sentence shall survive the termination of this Agreement; provided, however, that such obligationof Owner with respect to amounts necessary to pay salaries, benefits and payroll expenses of Hotel Employees incurred through the date of termination (including any WARN Act liability) shall not be subject to the limitation contained in Section 29.1.

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ARTICLE 30   MORTGAGES

30.1       Right to Mortgage. Owner shall have the right to mortgage or encumber its interest in the Hotel, including the personal property located therein or used in the operation of the Hotel in any amount and on such other terms determined by Owner in its sole and absolute discretion without the approval of Operator, and to amend, modify and refinance any such encumbrance in its sole and absolute discretion and without Operator’s approval. Operator acknowledges that this Agreement is a contract for services which does not create any interest of Operator in the Hotel or a lien or encumbrance on the Hotel of any kind and does not run with the land. Nonetheless, Operator agrees upon the request of Owner or any existing or prospective Mortgagee of Owner or ground lessor to execute and deliver within five (5) business days after receipt by Operator a subordination agreement with any such Mortgagee or ground lessor confirming that Operator has no interest in the Hotel and that any such interest it may have is subordinate to the lien of the Mortgage held by such Mortgagee or the interest of such ground lessor, as applicable. Additionally, if requested by any such Mortgagee or ground lessor, Operator agrees to enter into an agreement with such Mortgagee or ground lessor on terms reasonably required by such Mortgagee in which Operator agrees to perform its obligations under this Agreement for the benefit of any successor owner or ground lessor, as the case may be, on the terms and conditions of this Agreement, if the Mortgage is foreclosed, title is transferred in lieu of foreclosure, or the ground lease is terminated. Such agreement may alternatively be included in any subordination agreement, but in any event, Operator agrees to execute and deliver such agreement within five (5) business days after receipt of any such agreement for execution.

30.2        Notice of Mortgage. If Owner, at its discretion, shall encumber its interest in the Hotel by a Mortgage or shall enter into a ground lease, Owner may furnish Operator with the post office address where notices may be served upon the Mortgagee or ground lessor, in which case:

(a)          Simultaneously with the giving of any notice of default or termination to Owner, Operator will send a copy of such notice by registered or certified mail to the Mortgagee or ground lessor, as the case may be; and

(b)          Operator will not exercise its right of termination hereunder with respect to any default by Owner if, within any applicable cure period for such default, the Mortgagee or ground lessor, as the case may be, gives Operator written notice of its intention to cure such default and cures such default within the applicable cure period.

30.3       Modifications Required by Mortgagee. Operator will not unreasonably refuse to consent to any requested modifications or amendments to this Agreement if required by a proposed Mortgagee or ground lessor as a condition to making a mortgage loan to Owner on its interests in Hotel or entering into a ground lease, as the case may be, so long as such modification or amendment does not diminish the fees or reimbursements becoming due to Operator hereunder, and does not otherwise materially and adversely affect Operator’s rights and interests under this Agreement.

30.4       Mortgagee Requirements. Operator acknowledges and agrees that Owner and Operator’s rights and obligations hereunder shall be subject to the requirements of any Mortgagee or other lender regarding the Hotel, and to the extent that any Mortgagee or other lender imposes restrictions on the Hotel or obligations upon Owner which are greater than those set forth in this Agreement, the terms and conditions of the loan documents with such Mortgagee or other lender shall control, and, upon written notice from Owner as to the requirements thereof, Operator agrees to comply with those obligations thereunder which are within the scope of Operator’s duties under this Agreement and to execute an amendment to this Agreement reflecting any such additional obligations or duties required thereby.

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30.5       Mortgagee Information Requests. If any Mortgagee of Owner or ground lessor shall request in writing copies of any and all financial or other information which Operator, pursuant to the terms and provisions of this Agreement, is obligated to deliver to Owner, Operator shall deliver same to the Mortgagee or ground lessor as often as the Mortgagee or ground lessor may reasonably request. Operator shall allow, upon request of Owner, any person designated in writing by the Mortgagee or the ground lessor to examine, audit, inspect and copy all Hotel records.

ARTICLE 31   MISCELLANEOUS

31.1       Disputes. Whenever any issue or dispute under this Agreement is to be resolved by the Independent Public Accountant such issue or dispute shall be resolved by application of generally accepted accounting principles consistently applied and the Uniform System of Accounts.

31.2       Further Assurances. Owner and Operator shall execute and deliver all other appropriate supplement agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable as between them and as against third parties.

31.3       Waiver. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed a waiver of such terms and conditions on any future occasion.

31.4       Successors and Assigns. Subject to and limited by Article 21, this Agreement shall be binding upon and inure to the benefit of Owner, its successors and permitted assigns, and shall be binding upon and inure to the benefit of Operator, its successors and permitted assigns.

31.5       Governing Law. This Agreement shall be construed, both as to its validity and as to the performance of the parties, in accordance with the laws of the State of California.

31.6       Amendments. This Agreement may not be modified, amended, surrendered or changed, except by a written document signed by Owner and Operator agreeing to be bound thereby.

31.7       Estoppel Certificates. Owner and Operator agree, at any time and from time to time, as requested by the other party, upon not less than ten (10) days’ prior written notice, to execute and deliver to the other a statement certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same are in full force and effect as modified and stating the modifications), certifying the dates to which required payments have been paid, and stating whether or not, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this Agreement, and if so, specifying each such default of which the signer may have knowledge, it being intended that such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing.

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31.8       Effect of Approval of Plans and Specifications. Owner and Operator agree that in each instance in this Agreement or elsewhere wherein Operator is required to give its approval of plans, specifications, budgets and/or financing, no such approval shall imply or be deemed to constitute an opinion by Operator, nor impose upon Operator any responsibility for the design or construction of additions to or improvements of the Hotel, including but not limited to structural integrity or life/safety requirements or adequacy of budgets and/or financing. The scope of Operator’s review and approval of plans and specifications is limited solely to the adequacy and relationship of spaces and aesthetics of the Hotel in order to comply in all material respects with the First Class Hotel Standard.

31.9       Consent and Approval.

(a)          Except as herein otherwise provided, whenever in this Agreement the consent or approval of Operator or Owner is required, such consent or approval shall not be unreasonably withheld, conditioned or delayed. With respect to those matters where consent or approval is not to be unreasonably withheld, conditioned or delayed, if Operator or Owner does not notify the other party in writing of its disapproval or withholding of its consent within ten (10) days (or any different period set forth in this Agreement with respect to any particular approval or consent) after it is requested by the other party in a notice making reference to the 10 day response period and the effect of not responding, such other party shall be deemed to have approved or consented, as applicable. Except for the deemed consent or approval of Operator or Owner, such consent or approval shall also be in writing only and shall be executed only by an authorized officer or agent of the party granting such consent or approval.

(b)          In those cases where consent or approval of Owner may be withheld by Owner in its sole discretion or sole and absolute discretion, such consent or approval shall not be binding upon Owner unless it is in writing executed by a person authorized to bind Owner in such matters, and Owner’s failure to respond within any applicable period specified for its response shall be deemed to be Owner’s disapproval or withholding of consent, as applicable.

31.10     Partial Invalidity. If any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree or judgment of any court, this Agreement shall be construed as if such phrases, sentences, clauses or paragraphs had not been inserted, unless such construction would substantially destroy the benefit of the bargain of this Agreement to either of the parties hereto.

31.11     Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof; superseding all prior agreements or undertakings, oral or written.

31.12     Time is of the Essence. Time is of the essence in this Agreement.

31.13     Interpretation. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

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31.14     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and need not be signed by more than one of the parties hereto and all of which shall constitute one and the same agreement.

31.15     Interest. If either party (the “defaulting party”) shall fail to pay, when due, to the other party (the “non-defaulting party”) any sum payable to the latter hereunder, then unless the defaulting party shall make the payment to the other party within ten (10) days after written demand therefor, the defaulting party shall, without notice to or demand upon it, be liable to the non-defaulting party for the payment of such sum together with interest thereon at the rate of (i) “Prime” plus 2% per annum or (ii) the maximum rate of interest allowed by law, whichever shall be less, from the date when such sum shall become due to the date of actual payment. For the purposes of this Agreement, “Prime” shall mean the rate per annum published from time to time by the Wall Street Journal as the “prime rate.”

31.16     Modifications Required by Franchisor. Operator will not unreasonably refuse to consent to any requested modifications or amendments to this Agreement if required by a proposed Franchisor as a condition to granting a franchise or entering into a Franchise Agreement for the Hotel, so long as such modification or amendment does not diminish the fees or reimbursements becoming due to Operator hereunder, and does not otherwise materially and adversely affect Operator’s rights and interests under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written, in duplicate.

OWNER:

JUSTICE INVESTORS, a California limited
partnership

By:	EVON CORPORATION, Managing General
Partner

	By:	/s/ Geoffrey Palermo
Name: Geoffrey Palermo
Its: President

	By:	/s/ Charlie Evans
Name: Charlie Evans
Its: Chairman of the Board

By:	PORTSMOUTH SQUARE, INC., General
Partner

	By:	/c/ Michael G. Zybala
Name: Michael G. Zybala
Its: V.P. & Secretary

OPERATOR:

PRISM HOSPITALITY, L.P., a Texas limited
liability partnership

By:	Prism Hospitality Management, LLC, its
general partner

	By:	/s/ John D. Baily
Name: John D. Baily
Its: Manager

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